 Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
SAGE THERAPEUTICS, INC.
at
$8.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest, plus one non-transferable and non-tradable contingent value right per Share, which represents the right to receive up to $3.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest upon the achievement of specified milestones by
SAPHIRE, INC.,
a wholly owned subsidiary of
SUPERNUS PHARMACEUTICALS, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M., EASTERN TIME, ON JULY 30, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
Saphire, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Sage Therapeutics, Inc., a Delaware corporation (“Sage”), in exchange for (a) $8.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest (the “Closing Amount”), plus (b) one non-transferable and non-tradable contingent value right per Share (a “CVR”), which represents the right to receive up to $3.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest, upon the satisfaction of specified milestones (as described below in the “Summary Term Sheet”), in accordance with the terms of the CVR Agreement (as defined below in the “Summary Term Sheet”), which amounts will become payable, if at all, if the specified milestones are achieved prior to the applicable Milestone Deadline Date (as defined below in the “Summary Term Sheet”) (the Closing Amount plus one CVR collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”), in the accompanying Letter of Transmittal (the “Letter of Transmittal”) and the other exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO” which, collectively with the Offer to Purchase and the Letter of Transmittal, each as may be amended, supplemented or modified from time to time, collectively constitute the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated June 13, 2025 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Sage, Supernus and Purchaser, pursuant to which, as soon as practicable following consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into Sage pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Sage continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Supernus (the “Merger”). In the Merger, each Share outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) any Shares held immediately prior to the Effective Time by Sage (or held in Sage’s treasury), (ii) any Shares held immediately prior to the Effective Time by Supernus or Purchaser or any other direct or indirect wholly owned subsidiary of Supernus or Purchaser (including, for the avoidance of doubt, any shares acquired by Purchaser in the Offer) (see Section 8 — “Certain Information Concerning Supernus and Purchaser”), and (iii) any Shares held by stockholders of Sage who are entitled to appraisal rights and who have properly exercised and perfected their statutory rights of appraisal pursuant to, and who comply in all respects with, Section 262 of the DGCL and who, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL with respect to such Shares (the “Dissenting Shares”)) will be converted into the right to receive the Offer Price, without interest, from Purchaser (the “Merger Consideration”), less any withholding of applicable taxes.
Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for Shares.

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of, among other conditions: (1) the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”) and (2) the Regulatory Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other customary conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer.
The board of directors of Sage (the “Sage Board”) has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger, the “Transactions”), are fair to, and in the best interest of, Sage and its stockholders; (2) declared it advisable to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Sage of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; (4) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (5) resolved to recommend that Sage’s stockholders tender their Shares to Purchaser pursuant to the Offer; in each case, on the terms and subject to the conditions of the Merger Agreement.
THE SAGE BOARD HAS UNANIMOUSLY RESOLVED TO RECOMMENDED THAT YOU TENDER ALL OF YOUR SHARES TO PURCHASER PURSUANT TO THE OFFER.
A summary of the principal terms and conditions of the Offer appears in the “Summary Term Sheet” beginning on page i of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.
NEITHER THE OFFER NOR THE MERGER HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND A CRIMINAL OFFENSE.
July 2, 2025

IMPORTANT
If you wish to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you must either (i) complete and sign the Letter of Transmittal that accompanies this Offer to Purchase in accordance with the instructions contained in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below in the “Summary Term Sheet”) together with certificates representing the Shares tendered, or prepare an Agent’s Message (as defined below in the “Summary Term Sheet”) by following the procedure for book-entry transfer set forth below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” in each case, prior to one minute following 11:59 p.m., Eastern Time, on July 30, 2025 (such time and date, the “Expiration Date,” unless the expiration of the Offer is extended to a subsequent date and time in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” means such subsequent date and time) or (ii) request that your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser before the Expiration Date.
The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date.
Questions and requests for assistance should be directed to the Information Agent (as defined below in the “Summary Term Sheet”) at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer also may be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other materials related to the Offer may be found at www.sec.gov. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

SUMMARY TERM SHEET
Saphire, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Sage Therapeutics, Inc., a Delaware corporation (“Sage”), in exchange for (a) $8.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest (the “Closing Amount”), plus (b) one non-transferable and non-tradable contingent value right per Share (a “CVR”), which represents the right to receive up to $3.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest, upon the satisfaction of specified milestones (as described below), in accordance with the terms of the CVR Agreement (as defined below), which amounts will become payable, if at all, if the specified milestones are achieved prior to the applicable Milestone Deadline Date (as defined below) (the Closing Amount plus one CVR collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”), in the accompanying Letter of Transmittal (the “Letter of Transmittal”) and the other exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO” which, collectively with the Offer to Purchase and the Letter of Transmittal, each as may be amended, supplemented or modified from time to time, collectively constitute the “Offer”).
The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. This Summary Term Sheet includes cross-references to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below). The information concerning Sage contained in this Summary Term Sheet and elsewhere in this Offer to Purchase has been provided to Supernus and Purchaser by Sage or has been taken from, or is based upon, publicly available documents or records of Sage on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. Supernus and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”), all of the outstanding shares of common stock, par value $0.0001 per share, of Sage.
Price Offered Per Share	(a) $8.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest (the “Closing Amount”), plus (b) one non-transferable and non-tradable contingent value right per Share (a “CVR”), which represents the right to receive up to $3.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest, upon the satisfaction of specified milestones (as described below) in accordance with the terms of the CVR Agreement (as defined below), which amounts will become payable, if at all, if the specified milestones are achieved prior to the applicable Milestone Deadline Date (the Closing Amount plus one CVR collectively, the “Offer Price”).
Scheduled Expiration of Offer	One minute following 11:59 p.m., Eastern Time, on July 30, 2025, unless the Offer is extended or terminated. See Section 1 — “Terms of the Offer.”
Purchaser	Saphire, Inc., a Delaware corporation and wholly owned subsidiary of Supernus.
Sage Board Recommendation	The board of directors of Sage (the “Sage Board”) has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger, the “Transactions”), are fair to, and in the

i

best interest of, Sage and its stockholders; (2) declared it advisable to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Sage of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; (4) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (5) resolved to recommend that Sage’s stockholders tender their Shares to Purchaser pursuant to the Offer; in each case, on the terms and subject to the conditions of the Merger Agreement.
Who is offering to buy my securities?
Saphire, Inc., a Delaware corporation and wholly owned subsidiary of Supernus, is offering to buy all outstanding Shares in exchange for the Offer Price. Saphire, Inc. was formed solely for the purpose of facilitating an acquisition of Sage by Supernus pursuant to the Agreement and Plan of Merger, dated as of June 13, 2025 (as may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Purchaser, Supernus and Sage. See the “Introduction” to this Offer to Purchase and Section 11 — “The Merger Agreement; the CVR Agreement; Other Agreements.”
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Supernus. We use the term “Purchaser” to refer to Saphire, Inc. alone, the term “Supernus” to refer to Supernus Pharmaceuticals, Inc. alone and the term “Sage” to refer to Sage Therapeutics, Inc.
See Section 8 — “Certain Information Concerning Supernus and Purchaser.”
What is the class and amount of securities sought pursuant to the Offer?
Purchaser is offering to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer and the term “Shares” to refer to the Shares that are the subject of the Offer.
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, Sage. Following the consummation of the Offer, we intend to complete the Merger (as defined below) as soon as practicable. Upon completion of the Merger, Sage will become a wholly owned subsidiary of Supernus. In addition, after completion of the Merger we intend to cause the Shares to be delisted from The Nasdaq Stock Market LLC (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
See Section 12 — “Purpose of the Offer; Plans for Sage.”
Who can participate in the Offer?
The Offer is open to all record holders and beneficial owners of Shares.
How much are you offering to pay?
Purchaser is offering to pay (a) $8.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest (the “Closing Amount”), plus (b) one non-transferable and non-tradable contingent value right per Share (a “CVR”), which represents the right to receive up to $3.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest, upon the satisfaction of specified milestones (as described below) in accordance with the terms of the CVR Agreement (as defined below), which amounts will become payable, if at all, if the specified milestones are achieved prior to the applicable

Milestone Deadline Date (the Closing Amount plus one CVR collectively, the “Offer Price”) See “What is the CVR and how does it work?” below for additional information about the CVRs, the Milestone Payments, and the Milestone Deadline Dates.
See the “Introduction” to this Offer to Purchase.
Will I have to pay any fees or commissions?
If you are the holder of record of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply.
See the “Introduction” to this Offer to Purchase and Section 18 — “Fees and Expenses.”
Is there an agreement governing the Offer?
Yes. Sage, Supernus and Purchaser have entered into an Agreement and Plan of Merger, dated June 13, 2025 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”). The Merger Agreement contains the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Sage, with Sage surviving such merger as a wholly owned subsidiary of Supernus, in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement, if the Offer is completed (such merger, the “Merger”).
See Section 11 — “The Merger Agreement; the CVR Agreement; Other Agreements” and Section 15 — “Conditions of the Offer.”
What is the CVR and how does it work?
The CVR is a non-transferable and non-tradable contractual contingent right to receive cash payments of up to $3.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest, upon the achievement of certain milestones (each such amount, a “Milestone Payment”, and collectively, the “Milestone Payments”) in accordance with the terms of a Contingent Value Rights Agreement to be entered into among Supernus and a rights agent mutually agreeable to Supernus and Sage (the “CVR Agreement”), which will be executed by the time payment for such number of Shares validly tendered and not validly withdrawn pursuant to the Offer is accepted, subject to the satisfaction or waiver, as applicable, of each of the Offer Conditions (the “Offer Acceptance Time”).
One milestone payment of $0.50 per CVR, net to the seller in cash, subject to any withholding of taxes and without interest (the “Milestone 1 Payment”) is payable (subject to certain terms and conditions) upon the first commercial sale after Regulatory Approval (as defined below in Section 11 — The Merger Agreement; Other Agreements — CVR Agreement) in Japan to a third-party customer of the pharmaceutical product that, as of the date of the CVR Agreement, is marketed in the United States under the name ZURZUVAE and is the subject of the current regulatory filing (including any amended filings based thereon) by Shionogi & Co., Ltd., inclusive of its affiliates, in Japan for Major Depressive Disorder by June 30, 2026 (the “Milestone 1 Deadline Date”).
A second Milestone Payment of $1.00 per CVR, net to the seller in cash, subject to any withholding of taxes and without interest (the “Milestone 2 Payment”) is payable (subject to certain terms and conditions) if Net Sales (as defined below in Section 11 — The Merger Agreement; Other Agreements — CVR Agreement) of ZURZUVAE are equal to or exceed $250 million in the United States (the “U.S.”) during a calendar year on or prior to December 31, 2027 (the “Milestone 2 Deadline Date”).
A third Milestone Payment of $1.00 per CVR, net to the seller in cash, subject to any withholding of taxes and without interest (the “Milestone 3 Payment”) is payable (subject to certain terms and conditions) if Net Sales of ZURZUVAE are equal to or exceed $300 million in the U.S. during a calendar year on or prior to December 31, 2028 (the “Milestone 3 Deadline Date”).

A fourth Milestone Payment of $1.00 per CVR, net to the seller in cash, subject to any withholding of taxes and without interest (the “Milestone 4 Payment”, and collectively with the Milestone 1 Payment, Milestone 2 Payment, and the Milestone 3 Payment, the “Milestone Payments” and each, a “Milestone Payment”) is payable (subject to certain terms and conditions) if Net Sales of ZURZUVAE are equal to or exceed $375 million in the U.S. during a calendar year on or prior to December 31, 2030 (the “Milestone 4 Deadline Date”, and collectively with the Milestone 1 Deadline Date, Milestone 2 Deadline Date, and the Milestone 3 Deadline Date, the “Milestone Deadline Dates” and each, a “Milestone Deadline Date”).
Each Milestone may only be achieved once. The maximum amount payable with respect to the CVR issued in respect to each Share is $3.50 in the aggregate. It is possible that no milestone is achieved and no payment is made with respect to the CVRs.
The rights to payment described above are solely contractual rights governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Supernus, Purchaser, or Sage. No interest will accrue or be payable in respect of any of the amounts that may be payable in respect of the CVRs. As a holder of CVRs, you will have no greater rights against Supernus than those accorded to general, unsecured creditors with respect to the Milestone Payment amounts that may be payable. For more information on the CVRs, see Section 11 — “The Merger Agreement; the CVR Agreement; Other Agreements.”
Is it possible that no Milestone Payments will become payable to me as a holder of a CVR?
Yes. It is possible that none of the milestones described above will be achieved, in which case you will receive only the Closing Amount for any Shares you tender in the Offer and no payment with respect to a CVR. It is not possible to predict whether a payment will become payable with respect to a CVR. The CVR Agreement requires Supernus to undertake “Commercially Reasonable Efforts” (as defined in the CVR Agreement) to achieve the milestones, but there can be no assurance that the milestones will be achieved or that the payments described above will be made.
For more information on the CVRs, see Section 11 — “The Merger Agreement; the CVR Agreement; Other Agreements.”
May I transfer my CVR?
The CVR will not be transferable by you except:
•
upon your death by will or intestacy;

•
pursuant to a court order;

•
by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

•
in the case of a CVR held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable, by the Depository Trust Company; or

•
by your abandonment of your CVR to Supernus or any of its affiliates via delivery of a written abandonment notice to Supernus.

What are the material U.S. federal income tax considerations of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?
The receipt of cash and a CVR in exchange for a Share in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss recognized, and the timing and character of such gain or loss, depend on the U.S. federal income tax treatment of the CVR, with respect to which there is uncertainty. Supernus intends to treat a stockholder’s receipt of the CVR pursuant to the Offer or the Merger for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the Offer or the Merger. See Section 5 — “Material U.S. Federal Income Tax Considerations” for a more detailed discussion of the tax treatment of the Offer and the Merger.
We urge you to consult with your tax advisor as to the tax considerations relevant to you and the consequences of the Offer and the Merger in light of your particular circumstances (including the application and effect of any U.S. federal, state, local or non-U.S. income and other tax laws).
Does Purchaser have the financial resources to pay for all of the Shares that it is offering to purchase pursuant to the Offer?
Yes. We estimate that we will need approximately $567.4 million to purchase all of the Shares pursuant to the Offer and to complete the Merger and to pay estimated related transaction fees and expenses, if necessary. Supernus will provide us with sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger. In addition, we will need approximately $234.2 million to pay the maximum aggregate amount that the holders of CVRs may be entitled to receive if all the milestones are achieved. Supernus has or will have available to it, through a variety of sources, including balance sheet cash on hand, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. The Offer is not conditioned upon Supernus’s or Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer.
See Section 9 — “Source and Amount of Funds.”
Is Purchaser’s financial condition relevant to my decision to tender my Shares in the Offer?
No. We do not think Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all outstanding Shares solely for cash (including the right to receive any amounts payable with respect to the CVRs, which will be paid in cash);

•
through Supernus, we will have sufficient funds available to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, if we consummate the Offer and the Merger, all Shares converted into the right to receive the Offer Price in the Merger, as well as the funds available to pay the maximum aggregate amount that your CVR may be entitled to receive;

•
each CVR represents contractual contingent obligations of Supernus, and not Purchaser, as Supernus will enter into the CVR Agreement with a rights agent mutually agreeable to Supernus and Sage, which will be executed by the Offer Acceptance Time; and

•
the Offer and the Merger are not subject to any financing or funding condition.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; the CVR Agreement; Other Agreements.”
Is there a minimum number of Shares that must be tendered in order for you to purchase any securities?
Yes. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to various conditions set forth in Section 15 — “Conditions of the Offer,” including, among other conditions, the Minimum Condition. The “Minimum Condition” means that there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Supernus and its affiliates, including Purchaser (see Section 8 — “Certain Information Concerning Supernus and Purchaser”), represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer. See Section 15 — “Conditions of the Offer.”
How long do I have to decide whether to tender my Shares in the Offer?
You will have until one minute following 11:59 p.m., Eastern Time, on July 30, 2025 (such time and date, the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open

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in accordance with the Merger Agreement, in which event the “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire) to tender your Shares in the Offer. In addition, if, pursuant to the Merger Agreement, we decide to, or are required to, extend the Offer as described below, you will have an additional period of time to tender your Shares.
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes. The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer and under which Supernus is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides:
(i)   if, at the then scheduled Expiration Date, any Offer Condition (as defined below in Section 15 — “Conditions of the Offer”) has not been satisfied or waived by Purchaser or Supernus (to the extent waivable by Purchaser or Supernus), Purchaser may, in its discretion (and without the consent of Sage or any other person) extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied;
(ii)   Purchaser shall extend the Offer for (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof, or Nasdaq applicable to the Offer; and (B) periods of up to ten (10) business days per extension, until any Waiting Period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) has expired or been terminated; and
(iii)   if, as of the then scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived (to the extent waivable by Purchaser or Supernus), at the request of Sage, Purchaser shall extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied;
provided, however, that in no event will Purchaser (1) be required to extend the Offer beyond the earlier to occur of (x) the termination of the Merger Agreement in compliance with its terms, and (y) the End Date (as defined below in Section 11 — The Merger Agreement; CVR Agreement — Termination) (such earlier occurrence, the “Extension Deadline”); or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Sage.
Purchaser shall not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of Sage.
See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement; the CVR Agreement; Other Agreements.”
Will there be a subsequent offering period?
No, the Merger Agreement does not provide for a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act without the prior written consent of Sage.
See Section 1 — “Terms of the Offer.”
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Equiniti Trust Company, LLC, which is the depositary for the Offer (the “Depositary”), of any extension, and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date.
See Section 1 — “Terms of the Offer.”
What are the most significant conditions to the Offer?
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of a number of conditions by one minute following 11:59 p.m., Eastern Time, on the Expiration Date of the Offer, including, among other conditions:

•
the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”);

•
the Order Condition (as defined below in Section 15 — “Conditions of the Offer”);

•
the Regulatory Condition (as defined below in Section 15 — “Conditions of the Offer”);

•
the Representations Condition (as defined below in Section 15 — “Conditions of the Offer”); and

•
the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The above Offer Conditions are further described, and other Offer Conditions are described, below in Section 15 — “Conditions of the Offer.” The Offer is not subject to any financing condition.
How do I tender my Shares?
If you hold your Shares directly as the registered owner and such Shares are represented by stock certificates or book entry at the agent, you may tender your Shares in the Offer by delivering the certificates representing your Shares (if applicable), together with a properly completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message (as defined below in Section 2 — “Acceptance for Payment and Payment for Shares”) in lieu of the Letter of Transmittal and such other documents), to the Depositary, not later than the Expiration Date. If you hold your Shares through a bank or broker and they are represented by book-entry positions, you may follow the procedures for book-entry transfer set forth below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.
We are not providing for guaranteed delivery procedures. Therefore, Sage stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company, which end earlier than one minute following 11:59 p.m., Eastern Time, on the Expiration Date. In addition, for Sage stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary prior to the Expiration Date. Sage stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
If I accept the Offer, how will I get paid?
If the conditions are satisfied and we accept your validly tendered Shares for payment, payment will be made by deposit of the aggregate Closing Amount for the Shares accepted in the Offer with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments, less any withholding of taxes, to tendering stockholders whose Shares have been accepted for payment. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until the Expiration Date. In addition, if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after August 31, 2025, the 60th day after commencement of the Offer, until we accept your Shares for payment, pursuant to Section 14(d)(5) of the Exchange Act.
See Section 4 — “Withdrawal Rights.”

How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
Has the Offer been approved by the Board of Directors of Sage?
Yes. The Sage Board has unanimously: (1) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger, the “Transactions”), are fair to, and in the best interest of, Sage and its stockholders; (2) declared it advisable to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Sage of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; (4) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (5) resolved to recommend that Sage’s stockholders tender their Shares to Purchaser pursuant to the Offer; in each case, on the terms and subject to the conditions of the Merger Agreement.
Descriptions of the reasons for the Sage Board’s recommendation and approval of the Offer are set forth in Sage’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being sent to you. Stockholders of Sage should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer and the Merger” and “Reasons for Recommendation.”
If Shares tendered pursuant to the Offer are purchased by Purchaser, will Sage continue as a public company?
No. We expect to complete the Merger as soon as practicable following the consummation of the Offer. Once the Merger takes place, Sage will be a wholly owned subsidiary of Supernus. Following the Merger, we will cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act.
See Section 13 — “Certain Effects of the Offer.”
Will a meeting of Sage’s stockholders be required to approve the Merger?
No. Section 251(h) of the DGCL provides that, unless expressly required by its certificate of incorporation, no vote of stockholders will be necessary to authorize the merger of a constituent corporation which has a class or series of stock listed on a national securities exchange or held of record by more than 2,000 holders immediately prior to the execution of the applicable agreement of merger by such constituent corporation if, subject to certain statutory provisions:
•
the agreement of merger expressly requires that the merger shall be effected by Section 251(h) of the DGCL and provides that such merger be effected as soon as practicable following the consummation of the tender offer;

•
an acquiring corporation consummates a tender offer for all of the outstanding stock of such constituent corporation on the terms provided in such agreement of merger that, absent the provisions of Section 251(h) of the DGCL, would be entitled to vote on the adoption or rejection of the agreement of merger; provided, however, that such tender offer may be conditioned on the tender of a minimum number or percentage of shares of the stock of such constituent corporation, or any class or series thereof, and such offer may exclude any excluded stock (as defined in the DGCL);

•
immediately following the consummation of the tender offer, the stock that the acquiring corporation irrevocably accepts for purchase, together with the stock otherwise owned by the acquiring corporation or its affiliates, equals at least the percentage of shares of each class of stock of such constituent corporation that would otherwise be required to adopt the agreement of merger for such constituent corporation;

•
the acquiring corporation merges with or into such constituent corporation pursuant to such agreement of merger; and

•
each outstanding share (other than shares of excluded stock) of each class or series of stock of the constituent corporation that is the subject of and not irrevocably accepted for purchase in the offer is converted in such merger into, or into the right to receive, the same amount and type of consideration in the merger as was payable in the tender offer.

If the conditions of the Offer and the Merger are satisfied or waived (to the extent waivable), we are required by the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL without a meeting of Sage’s stockholders and without a vote or any further action by the Sage’s stockholders.
If I do not tender my Shares but the Offer is consummated, what will happen to my Shares?
If the Offer is consummated and there are no legal restraints preventing or prohibiting the Merger, Purchaser is required under the Merger Agreement to effect the Merger pursuant to Section 251(h) of the DGCL. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) any Shares held immediately prior to the Effective Time by Sage (or held in Sage’s treasury), (ii) any Shares held immediately prior to the Effective Time by Supernus or Purchaser or any other direct or indirect wholly owned subsidiary of Supernus or Purchaser (including, for the avoidance of doubt, any shares acquired by Purchaser in the Offer) (see Section 8 — “Certain Information Concerning Supernus and Purchaser”), and (iii) any Shares held by stockholders of Sage who are entitled to appraisal rights and who have properly exercised and perfected their statutory rights of appraisal pursuant to, and who comply in all respects with, Section 262 of the DGCL and who, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL with respect to such Shares (the “Dissenting Shares”)) will be converted into the right to receive the Offer Price, without interest, from Purchaser (the “Merger Consideration”), less any withholding of applicable taxes.
If the Merger is completed, Sage’s stockholders who do not tender their Shares in the Offer (other than stockholders who properly exercise appraisal rights) will receive the same Offer Price per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer is consummated and the Merger is completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (i) you may be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer, but will be available to you in the Merger if you do not tender Shares in the Offer and you comply in all respects with Section 262 of the DGCL. See Section 17 — “Appraisal Rights.”
However, in the unlikely event that the Offer is consummated but the Merger is not completed, the number of Sage’s stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, in such event, it is possible that the Shares will be delisted from Nasdaq and Sage will no longer be required to make filings with the SEC under the Exchange Act, or will otherwise not be required to comply with the rules relating to publicly held companies to the same extent as it is now.
See the “Introduction” to this Offer to Purchase, Section 11 — “The Merger Agreement; the CVR Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”
What will happen to my stock options and equity awards in the Offer?
The Offer is being made only for Shares, and not for outstanding stock options or other equity awards granted by Sage. The following describes the treatment of options to purchase Shares (“Sage Options”), restricted stock units (“Sage RSUs”) and restricted stock units whose vesting is conditioned in full or in part based on the achievement of performance goals or metrics (“Sage PSUs”) outstanding immediately prior to the Effective Time.
The Merger Agreement provides that, at the Effective Time,
•
Each Sage Option that is then outstanding and unexercised, whether or not vested, and which has a per Share exercise price that is less than the Closing Amount (each, an “In the Money Option”), shall be (i) deemed fully vested and (ii) cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the excess of (I) the Closing Amount over (II) the per Share exercise price of such In the Money Option, multiplied by (y) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time, which shall be payable in accordance with Section 2.8(e) of the Merger Agreement and (B) one (1) CVR for each Share subject to such In the Money Option immediately prior to the Effective Time, which shall be calculated and payable in accordance with the CVR Agreement;
•
Each Sage Option, without any action on the part of Sage or the holder thereof, whether or not vested, that has a per Share exercise price that is equal to or greater than $8.50 shall be cancelled with no consideration payable in respect thereof and shall have no further force or effect;

•
Each then outstanding Sage RSU shall be (i) deemed fully vested and (ii) cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the Closing Amount multiplied by (y) the number of Shares subject to such Sage RSU, which shall be payable in accordance with Section 2.8(e) of the Merger Agreement and (B) one (1) CVR for each Share subject to such Sage RSU immediately prior to the Effective Time, which shall be calculated and payable in accordance with the CVR Agreement;

•
Each Sage PSU that is vested (or any portion thereof) in accordance with its terms and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive a cash payment (without interest) equal to the product of the Offer Price multiplied by the number of Shares subject to the Sage PSU immediately prior to the Effective Time and one CVR for each Share subject to the Sage PSU immediately prior to the Effective Time; and

•
Each then outstanding Sage PSU for which the applicable performance period has not been completed or milestone performance metric, in each case, as set forth in the applicable governing plan and/or award agreement, has not been achieved, in each case, as of the Effective Time will be deemed vested pursuant to the terms of the Merger Agreement and cancelled and converted into the right to receive a cash payment (without interest) equal to the product of the Offer Price multiplied by the number of Shares subject to the Sage PSU after giving effect to the agreed-upon vesting and one CVR for each Share subject to such Sage PSU after giving effect to the agreed-upon vesting. Pursuant to the Merger Agreement, the parties agreed to specified vesting of the Sage PSUs based on the likelihood that the applicable performance metric would have been achieved absent a transaction with Supernus.

See Section 11 — “The Merger Agreement; the CVR Agreement; Other Agreements.”
What is the market value of my Shares as of a recent date?
On June 13, 2025, the last full day of trading before we announced the Merger Agreement, the reported closing sale price of the Shares on Nasdaq was $6.70 per Share. On July 1, 2025, the last full day of trading before commencement of the Offer, the reported closing sale price of the Shares on Nasdaq was $9.08 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends on the Shares.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to holders of Shares who tender such Shares in connection with the Offer. However, if Purchaser purchases Shares pursuant to the Offer and the Merger is completed, holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter lose such holders’ appraisal rights (by withdrawal, failure to perfect or otherwise) in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, thereon. The “fair value” could be greater than, less than or the same as the Offer Price.
See Section 17 — “Appraisal Rights.”

x

Whom should I call if I have questions about the Offer?
You may call D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”), toll free at (877) 361-7972. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
Saphire, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Supernus Pharmaceuticals, Inc., a Delaware corporation (“Supernus”), is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Sage Therapeutics, Inc., a Delaware corporation (“Sage”), in exchange for (a) $8.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest (the “Closing Amount”), plus (b) one non-transferable and non-tradable contingent value right per Share (a “CVR”), which represents the right to receive up to $3.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest, upon the satisfaction of specified milestones (as described below), in accordance with the terms of the CVR Agreement (as defined below), which amounts will become payable, if at all, if the specified milestones are achieved prior to the applicable Milestone Deadline Date (the Closing Amount plus one CVR collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”), in the accompanying Letter of Transmittal (the “Letter of Transmittal”) and the other exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO” which, collectively with the Offer to Purchase and the Letter of Transmittal, each as may be amended, supplemented or modified from time to time, collectively constitute the “Offer”). For additional information on the CVR, see Section — “Summary Term Sheet — What is the CVR and how does it work?”
The Offer is being made pursuant to the Agreement and Plan of Merger, dated June 13, 2025 (as it amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Sage, Supernus and Purchaser, pursuant to which, as soon as practicable following consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into Sage pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Sage continuing as the surviving corporation (the “Surviving Corporation”) and becoming a wholly owned subsidiary of Supernus (the “Merger”). In the Merger, each Share outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (i) any Shares held immediately prior to the Effective Time by Sage (or held in Sage’s treasury), (ii) any Shares held immediately prior to the Effective Time by Supernus or Purchaser or any other direct or indirect wholly owned subsidiary of Supernus or Purchaser (including, for the avoidance of doubt, any shares acquired by Purchaser in the Offer) (see Section 8 — “Certain Information Concerning Supernus and Purchaser”), and (iii) any Shares held by stockholders of Sage who are entitled to appraisal rights and who have properly exercised and perfected their statutory rights of appraisal pursuant to, and who comply in all respects with, Section 262 of the DGCL and who, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL with respect to such Shares (the “Dissenting Shares”)) will be converted into the right to receive the Offer Price, without interest, from Purchaser (the “Merger Consideration”), less any withholding of applicable taxes.
Under no circumstances will interest be paid on the purchase price for the Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making payment for the Shares.
The Merger Agreement is more fully described below in Section 11 — “The Merger Agreement; the CVR Agreement; Other Agreements.”
Tendering stockholders who are holders of record of their Shares and who tender directly to the Depositary (as defined above in the “Summary Term Sheet”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Section 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.
The Sage Board has unanimously: (1) determined that the Merger Agreement and the Transactions are fair to, and in the best interest of, Sage and its stockholders; (2) declared it advisable to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Sage of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; (4) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (5) resolved to recommend that Sage’s stockholders tender their Shares to Purchaser pursuant to the Offer; in each case, on the terms and subject to the conditions of the Merger Agreement.

Descriptions of the Sage Board’s reasons for authorizing and approving the Merger Agreement and the consummation of the Transactions are set forth in Sage’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which is being sent to you. Stockholders of Sage should carefully read the information set forth in the Schedule 14D-9, including the information set forth in Item 4 thereof under the sub-headings “Background of the Offer and the Merger” and “Reasons for Recommendation.”
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of, among other conditions: (i) the Minimum Condition (as defined below in Section 15 — “Conditions of the Offer”), (ii) the Order Condition (as defined below in Section 15 — “Conditions of the Offer”), (iii) the Regulatory Condition (as defined below in Section 15 — “Conditions of the Offer”) and (iv) the Representations Condition (as defined below in Section 15 — “Conditions of the Offer”). The Offer also is subject to other conditions as set forth in this Offer to Purchase. See Section 15 — “Conditions of the Offer.” There is no financing condition to the Offer.
Sage has advised Supernus that at a meeting of the Sage Board held on June 13, 2025, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered to the Sage Board its oral opinion and subsequently confirmed in its written opinion dated June 13, 2025, to the effect that, as of the date of such written opinion and based upon and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken set forth therein, the Merger Consideration to be paid to the holders of Shares (other than any Shares owned by Supernus and its affiliates (see Section 8 — “Certain Information Concerning Supernus and Purchaser”)) pursuant to the Offer was fair from a financial point of view, to such holders. The full text of the written opinion of Goldman Sachs sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Goldman Sachs in connection with its opinion and is attached as Annex I to the Schedule 14D-9.
THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY IN ITS ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER
1.
Terms of the Offer

Purchaser is offering to purchase all of the outstanding Shares at the Offer Price. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and, promptly after the Expiration Date, pay for all Shares validly tendered prior to the Expiration Date and not validly withdrawn as described in Section 4 — “Withdrawal Rights.”
The Offer is conditioned upon, among other things, the satisfaction or waiver of the Minimum Condition and the other conditions described in Section 15 — “Conditions of the Offer.”
The Merger Agreement contains provisions that govern the circumstances under which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:
(i)   if, at the then scheduled Expiration Date, any Offer Condition (as defined below in Section 15 — “Conditions of the Offer”) has not been satisfied or waived by Purchaser or Supernus (to the extent waivable by Purchaser or Supernus), Purchaser may, in its discretion (and without the consent of Sage or any other person) extend the Offer on one or more occasions, for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied;
(ii)   Purchaser shall extend the Offer for (A) any period required by any Legal Requirement, any interpretation or position of the SEC, the staff thereof, or Nasdaq applicable to the Offer; and (B) periods of up to ten (10) business days per extension, until any Waiting Period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) has expired or been terminated; and
(iii)   if, as of the then scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived (to the extent waivable by Purchaser or Supernus), at the request of Sage, Purchaser shall extend the Offer on one or more occasions for an additional period of up to ten (10) business days per extension, to permit such Offer Condition to be satisfied;
provided, however, that in no event will Purchaser (1) be required to extend the Offer beyond the earlier to occur of (x) the termination of the Merger Agreement in compliance with its terms, and (y) the End Date (as defined in Section 11 — The Merger Agreement; Other Agreements — Termination) (such earlier occurrence, the “Extension Deadline”); or (2) be permitted to extend the Offer beyond the Extension Deadline without Sage’s prior written consent.
Purchaser shall not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without Sage’s prior written consent.
See Section 11 — “The Merger Agreement; the CVR Agreement; Other Agreements — Termination.”
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer, except that Sage’s prior written consent is required for Purchaser to:
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decrease the Closing Amount or amend the terms of the CVR or the CVR Agreement;

•
change the form of consideration payable in the Offer;

•
decrease the maximum number of Shares sought to be purchased in the Offer;

•
impose conditions or requirements to the Offer in addition to the Offer Conditions;

•
amend, modify or waive the Minimum Condition, Termination Condition or the conditions set forth in clause (e) or (g) of Annex I to the Merger Agreement;

•
amend or modify any of the other terms of the Offer in a manner that adversely affects, or reasonably could adversely affect, individually or in the aggregate, any holder of Shares in its capacity as such or the ability of Supernus or Purchaser to consummate timely the Offer, the Merger or any of the other Transactions;

•
terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as provided in Sections 1.1(c) or 1.1(d) of the Merger Agreement; or

•
provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we intend to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in price or a change in the percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer, whether such Shares were tendered before or after the announcement of the increase in consideration.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction or waiver of the Offer Conditions. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to, and Supernus shall not be required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any tendered Shares if any of the Offer Conditions has not been satisfied or waived at one minute following 11:59 p.m., Eastern Time, on the scheduled Expiration Date of the Offer. Under certain circumstances described in the Merger Agreement, Supernus or Sage may terminate the Merger Agreement.
Sage has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares, whose names appear on the Sage stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.
Acceptance for Payment and Payment for Shares

Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all of the Offer Conditions set forth in Section 15 — “Conditions of the Offer,” we will (i) effective as of the time on which the Offer expires on the Expiration Date, irrevocably accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer and (ii) as promptly as practicable after the Offer Acceptance Time pay for such Shares. Subject to compliance with Rule 14e-1(c) and Rule 14d-11(e) under the Exchange Act, as applicable, and with the Merger Agreement, for a description of our rights and obligations to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation, see Section 1 — “Terms of the Offer” and Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will pay for Shares validly tendered, not validly withdrawn and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) (such a confirmation, a “Book-Entry Confirmation”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares, are actually received by the Depositary.
The term “Agent’s Message” means a message transmitted through electronic means by DTC in accordance with the normal procedures of DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Closing Amount for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the Offer Price for Shares accepted for payment in the Offer, including by reason of any extension of the Offer or any delay in making such payment.
At or prior to the Offer Acceptance Time, Supernus will execute a Contingent Value Rights Agreement with a rights agent mutually agreeable to Sage and Supernus (the “CVR Agreement”) governing the terms of the CVRs. Neither Purchaser nor Supernus will be required to deposit any funds related to the CVRs with the rights agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11 — “The Merger Agreement; the CVR Agreement; Other Agreements.”
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates representing unpurchased shares will be promptly returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC) following the expiration or termination of the Offer.
3.
Procedures for Accepting the Offer and Tendering Shares

Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book- Entry Confirmation must be received by the Depositary, in each case prior to the expiration of the Offer.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.
No Guaranteed Delivery.   We are not providing for guaranteed delivery procedures. Therefore, Sage stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of The Depository Trust Company, which is earlier than one minute following 11:59 p.m., Eastern Time, on the Expiration Date. In addition, for Sage stockholders who are registered holders, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents) must be received by the Depositary prior to the Expiration Date. Sage stockholders must tender their Shares in accordance with the procedures set forth in this Offer to Purchase and the Letter of Transmittal. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.
Signature Guarantees for Shares.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the cover of the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Notwithstanding any other provision of this Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and such other documents. Accordingly, tendering stockholders may be paid at different times depending upon when the Share Certificates and Letter of Transmittal, or Book-Entry Confirmations and Agent’s Message, in each case, with respect to Shares are actually received by the Depositary.
THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION DATE.
Tender Constitutes Binding Agreement.   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity.   The Depositary will examine each document received from stockholders for the tender of Shares (including, if applicable, Share Certificates, the Letter of Transmittal and other required documents) and each notice of withdrawal to determine whether such tender or withdrawal may be defective. In the event the Depositary reasonably concludes that any such document or notice has been improperly completed, executed or transmitted or if some other defect or irregularity exists in connection with a tender of Shares or a withdrawal of tender of Shares, if applicable, the Depositary is authorized to notify the person tendering or withdrawing such Shares of the existence of such defect or irregularity and to take such commercially reasonable actions as are necessary to cause such defect or irregularity to be corrected. If such actions prove to be unsuccessful, the Depositary shall consult with Purchaser for instructions as to the number of Shares, if any, it is authorized to accept for tender or withdrawal of tender. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Supernus or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement and the rights of holders of Shares to challenge any interpretation with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Appointment as Proxy.   By executing the Letter of Transmittal (or, in the case of a book-entry transfer, delivering an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). Upon the effectiveness of such appointment, the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Sage’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Sage.
Sage Options and Other Equity Awards.   The Offer is being made only for Shares, and not for outstanding stock options or other equity awards granted by Sage. Holders of certain outstanding equity awards granted by Sage, whether vested or unvested, will receive payment for such equity awards following the Effective Time as provided in the Merger Agreement without participating in the Offer. The following describes the treatment of the equity awards outstanding immediately prior to the Effective Time.
At the Effective Time, each Sage Option that is then outstanding and unexercised, whether or not vested, and which has a per Share exercise price that is less than the Closing Amount (each, an “In the Money Option”), shall be (i) deemed fully vested and (ii) cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the excess of (I) the Closing Amount over (II) the per Share exercise price of such In the Money Option, multiplied by (y) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time, which shall be payable in accordance with Section 2.8(e) of the Merger Agreement and (B) one (1) CVR for each Share subject to such In the Money Option immediately prior to the Effective Time, which shall be calculated and payable in accordance with the CVR Agreement.
At the Effective Time, without any action on the part of Sage or the holder thereof, each Sage Option whether or not vested, that has a per Share exercise price that is equal to or greater than $8.50 shall be cancelled with no consideration payable in respect thereof and shall have no further force or effect.
Sage Restricted Stock Units (Sage RSUs)
At the Effective Time, each then outstanding Sage RSU shall be (i) deemed fully vested and (ii) cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the Closing Amount multiplied by (y) the number of Shares subject to such Sage RSU, which shall be payable in accordance with Section 2.8(e) of the Merger Agreement and (B) one (1) CVR for each Share subject to such Sage RSU immediately prior to the Effective Time, which shall be calculated and payable in accordance with the CVR Agreement.
Sage Performance-based Stock Units (Sage PSUs)
At the Effective Time, each Sage PSU that is vested (or any portion thereof) in accordance with its terms and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the Closing Amount multiplied by (y) the number of Shares subject to such Sage PSU, which shall be payable in accordance with Section 2.8(e) of the Merger Agreement and (B) one (1) CVR for each Share subject to such Sage PSU, which shall be calculated and payable in accordance with the CVR Agreement. At the

Effective Time, each then outstanding Sage PSU for which the applicable performance period has not been completed or milestone performance metric, in each case, as set forth in the applicable governing plan and/or award agreement, has not been achieved, in each case, as of the Effective Time (or any portion thereof) shall be (i) deemed fully vested (in accordance with Section 2.8(d) of the Company Disclosure Schedule) and (ii) cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the Closing Amount multiplied by (y) the number of Shares subject to such Sage PSU after giving effect to clause (i) of Section 2.8(d) of the Merger Agreement, which shall be payable in accordance with Section 2.8(e) of the Merger Agreement and (B) one (1) CVR for each Share subject to such Sage PSU after giving effect to clause (i) of Section 2.8(d) of the Merger Agreement, which shall be calculated and payable in accordance with the CVR Agreement.
Information Reporting and Backup Withholding
Payments made to stockholders of Sage in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares made in the Offer or the Merger (currently at a rate of 24%). To avoid backup withholding, any stockholder that is a U.S. person or domestic partnership and that does not otherwise establish an exemption from U.S. federal backup withholding should duly complete, execute, and return the U.S. Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Any stockholder of Sage that is not a U.S. person should submit a valid, duly completed and executed, appropriate version of IRS Form W-8BEN or IRS Form W-8BEN-E (or such other appropriate version of IRS Form W-8; including in certain cases additional information) attesting to such stockholder’s exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. Sage stockholders that are not U.S. persons should consult their tax advisors to determine which version of IRS Form W-8 is appropriate and what additional information they may have to provide to qualify for such exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
4.
Withdrawal Rights

Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders are irrevocable, except that if we have not accepted your Shares for payment within 60 days of commencement of the Offer, you may withdraw them at any time after August 31, 2025, the 60th day after commencement of the Offer, until Purchaser accepts your Shares for payment, pursuant to Section 14(d)(5) of the Exchange Act.
For a withdrawal of Shares to be effective, the Depositary must timely receive a written notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owners and the serial numbers shown on such Share Certificates must also be furnished to the Depositary.
Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Supernus or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
5.
Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations of the Offer and the Merger, as applicable, to Sage stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash and a CVR in the Merger. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Department regulations promulgated or proposed thereunder, and administrative guidance and judicial interpretations thereof, each in effect as of the date of this Offer, and all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
This summary applies only to Sage stockholders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to a stockholder of Sage in light of its particular circumstances, or that may apply to a Sage stockholder subject to special treatment under U.S. federal income tax laws, including, but not limited to:
•
a Sage stockholder that is a regulated investment company, real estate investment trust, controlled foreign corporation, passive foreign investment company, cooperative, bank or certain other financial institution, insurance company, tax-exempt organization (including a private foundation), governmental organization, retirement or pension plan, dealer in securities or foreign currency, trader that uses the mark-to-market method of accounting with respect to its securities, expatriate or former long-term resident of the United States;

•
a Sage stockholder that is, or holds Shares through, a partnership, S corporation or other pass-through entity or branch for U.S. federal income tax purposes;

•
a dealer in securities or foreign currency and a trader that mark-to-market its securities;

•
a Sage stockholder that holds Shares as part of a straddle, hedging, constructive sale, conversion or other integrated transaction, or that is required to recognize income or gain with respect to the Offer or the Merger, as applicable, no later than such income or gain is required to be reported on an applicable financial statement;

•
a Sage stockholder that holds or has held, directly, indirectly, or constructively by attribution, 5% or more of the outstanding Shares;

•
a Sage stockholder that holds Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code;

•
a Sage stockholder that exercises appraisal rights in the Merger, or received the Shares as compensation, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock, or otherwise; and

•
a U.S. Holder (as defined below) whose functional currency is not the United States dollar.

In addition, this discussion does not address any tax considerations arising under the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code (which would require certain Sage stockholders to recognize income or gain with respect to the Offer or the Merger, as applicable, no later than such income or gain is required to be reported on an applicable financial statement), nor does it address any tax considerations under state, local, or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.
If a partnership, or another entity or arrangement treated as a partnership, or other pass-through entity for U.S. federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, partnerships and other entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes that hold Shares, and partners or members in those entities or arrangements, are urged to consult their tax advisors regarding the specific U.S. federal income tax considerations relevant to them and the consequences of the Offer and the Merger, as applicable.
This discussion of the material U.S. federal income tax considerations of the Offer and the Merger to holders of Shares is for general information only and is not, is not intended to be, and may not be construed as, tax advice to holders of Shares. Because individual circumstances may differ, each Sage stockholder is urged to consult his, her, or its tax advisors as to the applicability and effect of the rules discussed below and the particular tax consequences of the Offer and the Merger, as applicable, including the application of the alternative minimum tax and any other U.S. federal, state, local, and non-U.S. tax laws.
Material Tax Considerations for U.S. Holders
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is:
(i)   an individual who is a citizen or resident of the United States;
(ii)   a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;
(iii)   an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
(iv)   a trust, if (A) a United States court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger, as applicable, will be a taxable transaction for U.S. federal income tax purposes.
The amount of gain or loss a U.S. Holder recognizes, and the timing and potential character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, which is uncertain. The installment method of reporting any gain attributable to the receipt of or payments on the CVRs will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger, as applicable, because the Shares are traded on an established securities market. The receipt of the CVRs pursuant to the Offer or the Merger, as applicable, might be treated as either a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each as discussed in more detail below.
There is no legal authority directly addressing whether contingent payment rights with characteristics similar to the rights under the CVRs should be treated as “open transactions” or “closed transactions,” and this determination is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their tax advisors regarding this issue.
Pursuant to U.S. Treasury Department regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and include the fair market value of the CVRs as additional consideration received in the Offer or the Merger, as applicable, for purposes of determining gain or loss for U.S. federal income tax purposes. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining such gain or loss. These U.S. Treasury Department regulations state that only in “rare and extraordinary” cases would the fair market value of contingent payment obligations not be reasonably ascertainable and, therefore, be subject to the “open transaction” method. Supernus intends to treat the CVRs received with respect to the Shares pursuant to the Offer or the Merger for all U.S. federal and applicable state and local income tax purposes as additional consideration paid for the Shares pursuant to the Offer or the Merger as part of a “closed transaction,” as set forth in the Merger Agreement.
Treatment as Closed Transaction.   If the receipt of the CVRs is part of a “closed transaction” for U.S. federal income tax purposes, a U.S. Holder who sells Shares pursuant to the Offer or receives cash and CVRs in exchange for Shares pursuant to the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received and (ii) the U.S. Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged pursuant to the Merger. The proper method to determine the fair market value of the CVRs is not clear and no express guidance under current U.S. federal income tax law is available in respect thereof, but it is possible that the trading value of Sage’s common stock would be considered along with other factors in making that determination. Supernus intends to use the trading price of a Share immediately prior to the closing of the Offer as the combined fair market value of the cash and the CVRs. Any capital gain or loss recognized will be long-term capital gain or loss if the U.S. Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to certain limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
A U.S. Holder’s initial tax basis in the CVRs received in either the Offer or the Merger, as applicable, would equal the fair market value of the CVRs at the time such CVRs were received, as determined for U.S. federal income tax purposes. The holding period for the CVRs would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be.
As noted above, there is no legal authority directly addressing the U.S. federal income tax treatment of contingent payment rights with characteristics similar to the rights under the CVRs and, therefore, the amount, timing, and character of any gain, income, or loss with respect to the CVRs is uncertain. For example, payments with respect to the CVRs could be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is also possible that, were a payment to be treated as being made with respect to the sale or exchange of a capital asset, a portion of such payment would constitute imputed interest, as described below. Supernus intends to treat any payment received by a U.S. Holder in respect of the CVRs as an amount realized on the disposition of the applicable CVR by the U.S. Holder, except to the extent any portion of such payment is required to be treated as imputed interest, as described below. Under this treatment, a U.S. Holder should recognize gain or loss equal to the difference between such payment (less any portion of such payment required to be treated as imputed interest, as described below) and the U.S. Holder’s adjusted tax basis in the applicable CVR. The gain or loss will be long-term capital gain or loss if the U.S. Holder has held the applicable CVR for more than one year at the time of such payment. Additionally, a U.S. Holder may recognize loss to the extent of any remaining basis after the expiration of any right to cash payments under the applicable CVR. The deductibility of capital losses is subject to certain limitations.
Treatment as Open Transaction.   If, contrary to Supernus’s intended reporting position, receipt of the CVRs is treated as part of an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration paid for the Shares pursuant to the Offer or the Merger, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments received under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. In that case, a portion of such payments would generally be treated as imputed interest, as described below, and the balance as additional consideration for the Shares sold pursuant to the Offer or exchanged pursuant to the Merger. Payments of cash pursuant to the Offer or the Merger, plus the portion of payments on the CVRs not treated as imputed interest, would generally be applied first to reduce a U.S. Holder’s adjusted tax basis in the Shares. A U.S. Holder would then recognize capital gain to the extent cash received pursuant to the Offer or the Merger, plus the portion of payments on the CVRs not treated as imputed interest, exceeded the U.S. Holder’s adjusted tax basis in the Shares. A U.S. Holder would recognize capital loss with respect to a Share to the extent of any remaining adjusted tax basis in such Share after the basis reduction described above, although it is possible that such U.S. Holder would not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such U.S. Holder’s abandonment of the U.S. Holder’s CVRs. Any such capital gain or loss would be long-term capital gain or loss if the Shares were held by the U.S. Holder for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations. Gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger.
U.S. Holders are urged to consult their tax advisors regarding the appropriate method of tax accounting with respect to the CVRs and how to accurately report their income.
Imputed Interest.   If payment with respect to a CVR is made more than one year after the closing of the Offer or the Effective Time (as applicable), a portion of the payment may be treated as imputed interest that is ordinary income to a U.S. Holder. The portion of any payment made with respect to a CVR treated as imputed interest will be determined at the time such payment is made and generally should equal the excess of (i) the amount of the payment in respect of the CVR over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the relevant applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the three month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the three month period ending with the month that includes the date of the consummation of the Offer or the Merger, as applicable. A U.S. Holder must include in its taxable income imputed interest using such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.
U.S. Holders are urged to consult their tax advisors regarding the treatment of payments received in respect of a CVR as imputed interest and how to accurately determine and report such interest income.
Material Tax Considerations for Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means any beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity or arrangement classified as a partnership) for U.S. federal income tax purposes.
Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:
(i)   the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “Material Tax Considerations for U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation for U.S. federal income tax purposes, an additional “branch profits tax” may in certain circumstances apply at a rate of 30% (or a lower rate under an applicable income tax treaty) on its “effectively connected gains;” or
(ii)   the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty) on such gain (net of certain U.S. source capital losses for the Non-U.S. Holder’s taxable year).
Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% on the portion of any such payments treated as imputed interest (as discussed above under “Material Tax Considerations for U.S. Holders — Imputed Interest”), unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable income tax treaty by providing the appropriate documentation (generally, a valid, duly completed and executed, appropriate version of IRS Form W-8BEN or W-8BEN-E, or other appropriate version IRS Form W-8) to the applicable withholding agents.
Information Reporting and Backup Withholding
Payments made in exchange for Shares pursuant to the Offer or the Merger, as applicable, and payments made with respect to the CVR may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption from backup withholding should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. Holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.
Supernus currently intends to act consistently with “closed transaction” treatment, including taking commercially reasonable steps to direct the Rights Agent to send IRS Forms 1099-B for the taxable year of the Offer or the Merger, as applicable, reflecting Supernus’s determination of the fair market value of the CVRs in the Merger. Supernus’s views and actions (and the fair market value figure ascribed by Supernus to the CVRs as of the time of the Merger) are not dispositive of the tax treatment and/or such fair market value and are not binding on the IRS as to a U.S. Holder’s appropriate tax treatment and/or such fair market value. In addition, an IRS Form 1099-B that a U.S. Holder receives with respect to payments on the CVRs is expected to reflect the gross amount of the payments in respect of the CVRs made to the U.S. Holder (other than imputed interest), and may not report the U.S. Holder’s tax basis in the CVRs. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income.
A Non-U.S. Holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on payments made in exchange for Shares pursuant to the Offer or the Merger, as applicable, and payments made with respect to the CVRs. To avoid backup withholding, a Non-U.S. Holder that does not otherwise establish an exemption from backup withholding should complete and return an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 for the Non-U.S. Holder, in accordance with the instructions thereto, certifying that such Non-U.S. Holder is not a “United States person” (within the meaning of the Code).
Any amount withheld under the backup withholding rules is not an additional tax and generally will be allowed as a refund or credit against the U.S. federal income tax liability of a holder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon a holder that fails to provide the correct taxpayer identification number.
U.S. Holders and Non-U.S. Holders should consult their tax advisors to determine their qualification for exemption from backup withholding and the procedure for obtaining such exemption.
Foreign Account Tax Compliance Act
Under the Foreign Account Tax Compliance Act, related U.S. Treasury guidance and related intergovernmental agreements, withholding at a rate of 30% generally will be required in certain circumstances on the portion of payments on CVRs treated as imputed interest on CVRs that are held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which a CVR is held may affect the determination of whether such withholding is required. Similarly, imputed interest payable in respect of CVRs held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (x) certifies that such entity does not have any “substantial United States owners” or (y) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the U.S. Treasury Department.
Non-U.S. Holders should consult their tax advisors regarding the possible implications of these rules on their receipt of, and payments with respect to, the CVRs.
6.
Price Range of Shares; Dividends on the Shares

The Shares trade on Nasdaq under the symbol “SAGE.” The following table sets forth the high and low intraday sale prices per Share for each quarterly period within the two preceding fiscal years, as reported by Nasdaq:
	High	Low
Fiscal Year Ended December 31, 2025
Third Quarter (through July 1, 2025)	$9.13	$9.06
Second Quarter	$9.33	$6.14
First Quarter	$8.81	$5.40
Fiscal Year Ended December 31, 2024
Fourth Quarter	$8.70	$4.62
Third Quarter	$13.47	$6.98
Second Quarter	$18.76	$9.76
First Quarter	$28.26	$18.42
On June 13, 2025, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $6.70 per Share. On July 1, 2025, the last full day of trading before commencement of the Offer, the closing price of the Shares on Nasdaq was $9.08 per Share. We encourage you to obtain a recent market quotation for Shares before deciding whether to tender your Shares.
Sage has never declared or paid cash dividends on the Shares and does not intend to declare or pay cash dividends on the Shares in the foreseeable future.
7.
Certain Information Concerning Sage

The summary information set forth below is qualified in its entirety by reference to Sage’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Neither Supernus nor Purchaser has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Supernus nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning Sage, whether furnished by Sage or contained in such filings, or for any failure by Sage to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Supernus or Purchaser.
General.   Sage Therapeutics, Inc. is a biopharmaceutical company with a mission to pioneer solutions to deliver life-changing brain health medicines, so every person can thrive. Alongside its commercial product, ZURZUVAE® (zuranolone), which was approved by the U.S. Food and Drug Administration in August 2023 for the treatment of postpartum depression in adults, Sage is advancing a portfolio of internally-discovered novel chemical entities with the potential to become differentiated treatments designed to improve brain health by primarily targeting two critical central nervous system (CNS) receptor systems, GABA and NMDA. Sage was founded in 2010 and is headquartered in Cambridge, Massachusetts
Sage’s common stock is listed on the Nasdaq Stock Exchange under the ticker symbol SAGE.

The address of Sage’s principal executive offices and Sage’s phone number at its principal executive offices are as set forth below:
Sage Therapeutics, Inc.
55 Cambridge Parkway
Cambridge, Massachusetts 02142
(617) 299-8380
Additional Information.   The Shares are registered under the Exchange Act. Accordingly, Sage is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Sage’s directors and officers, their compensation, stock options, performance-based restricted stock units, and restricted stock units granted to them, the principal holders of Sage’s securities, any material interests of such persons in transactions with Sage and other matters were disclosed in Sage’s Definitive Proxy Statement for Sage’s 2025 Annual Meeting of Stockholders. Such information also will be available in the Schedule 14D-9. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Sage, that file electronically with the SEC.
8.
Certain Information Concerning Supernus and Purchaser

The summary information set forth below is qualified in its entirety by reference to Supernus’s public filings with the SEC (which may be obtained and inspected as described below under “Additional Information”) and should be considered in conjunction with the more comprehensive financial and other information in such filings and other publicly available information.
Purchaser is a Delaware corporation and wholly owned subsidiary of Supernus and was formed solely for the purpose of facilitating an acquisition by Supernus. Purchaser has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Upon consummation of the Merger, Purchaser will merge with and into Sage and will cease to exist, with Sage surviving the Merger. The business address and business telephone number of Purchaser are as set forth below:
Saphire, Inc.
9715 Key West Avenue
Rockville, Maryland 20850
(301) 838-2500
Supernus is a biopharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. Supernus’ diverse neuroscience portfolio includes approved treatments for attention-deficit hyperactivity disorder (ADHD), dyskinesia in Parkinson’s Disease (PD) patients receiving levodopa-based therapy, hypomobility in PD, epilepsy, migraine, cervical dystonia, and chronic sialorrhea. It is developing a broad range of novel CNS product candidates including new potential treatments for epilepsy, depression, and other CNS disorders.
Supernus was incorporated in Delaware, commenced operations in 2005, became publicly traded in 2012, and its common stock is listed on the Nasdaq Stock Exchange under the ticker symbol SUPN. The business address and business telephone number of Supernus are as set forth below:
Supernus Pharmaceuticals, Inc.
9715 Key West Avenue
Rockville, Maryland 20850
(301) 838-2500
The name, business address, citizenship, current principal occupation or employment, and five-year material employment history of each director and executive officer of Purchaser and Supernus and certain other information are set forth in Schedule I to this Offer to Purchase.
Except as set forth in Schedule I to this Offer to Purchase, during the last five years, none of Purchaser or Supernus, or, to the best knowledge of Purchaser and Supernus after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
As of July 2, 2025, none of Supernus, Purchaser or their respective affiliates owned any Shares.
Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of Purchaser, Supernus or, to the best knowledge of Purchaser and Supernus after due inquiry, the persons listed in Schedule I hereto beneficially owns or has a right to acquire any Shares or any other equity securities of Sage; (ii) none of Purchaser, Supernus or, to the best knowledge of Purchaser and Supernus after due inquiry, the persons referred to in clause (i) above has effected any transaction with respect to the Shares or any other equity securities of Sage during the past 60 days; (iii) none of Purchaser, Supernus or, to the best knowledge of Purchaser and Supernus after due inquiry, the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Sage (including any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between any of Purchaser, Supernus, their subsidiaries or, to the best knowledge of Purchaser and Supernus after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Sage or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no material contacts, negotiations or transactions between Purchaser, Supernus, their subsidiaries or, to the best knowledge of Purchaser and Supernus after due inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Sage or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of Sage’s securities, an election of Sage’s directors or a sale or other transfer of a material amount of Sage’s assets.
Additional Information.   Supernus is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports, proxy statements and other information with the SEC relating to its business, its financial condition, information as of particular dates concerning Supernus’s directors and officers, information as of particular dates concerning the principal holders of Supernus’s securities and any material interests of such persons in transactions with Supernus. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Supernus, that file electronically with the SEC.
9.
Source and Amount of Funds

We estimate that we will need approximately $567.4 million to purchase all of the Shares pursuant to the Offer to complete the Merger and to pay estimated related transaction fees and expenses, if necessary. We will receive sufficient funds to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and to provide funding for the Merger from Sage and Supernus. In addition, we will need approximately $234.2 million to pay the maximum aggregate amount that the holders of CVRs may be entitled to receive if all the milestones are achieved. Sage and Supernus have or will have available to them, through a variety of sources, including balance sheet cash on hand, funds necessary to satisfy all of Purchaser’s payment obligations under the Merger Agreement and resulting from the Transactions. We have no specific alternative financing arrangements or alternative financing plans in connection with the Offer or the Merger. The Offer is not conditioned upon Supernus’s or Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer.
10.
Background of the Offer; Past Contacts or Negotiations with Sage

Background of the Offer
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among members of the Board, Supernus, Supernus representatives, Sage, Sage’s representatives, and other parties.

In line with Supernus’ vision of building a premier pharmaceutical company, Supernus actively looks for partnerships and corporate development opportunities that further strengthen its future growth. As part of that process, Supernus had been following Sage’s progress with ZURZUVAE and monitoring its sales performance after it received certain U.S. Food and Drug Administration (“FDA”) approval.
On January 9, 2024 Bryan Roecklein, Supernus’ Senior Vice President, Corporate Development, met with Jeff Kasten, Sage’s Vice President, Corporate Strategy & Business Development, met and preliminarily discussed a potential transaction related to dalzanemdor (Sage-718), one of Sage’s product candidates which was under investigation for the treatment of patients with mild cognitive impairment or mild dementia due to Alzheimer’s disease, mild cognitive impairment in Parkinson’s disease, and cognitive impairment associated with Huntington’s disease. During this discussion Mr. Roecklein suggested that Supernus might have interest in ZURZUVAE, rather than SAGE-718. Later that month Mr. Roecklein informed Mr. Kasten that Supernus was not interested in a potential transaction related to Sage-718.
Following Sage’s announcement on July 24, 2024 that its Phase 2 KINETIC 2 dose-range study of the oral investigational drug SAGE-324 (BIIB124) did not demonstrate a statistically significant dose-response relationship in change from baseline to Day 91 based on the primary endpoint in participants with essential tremor, Supernus senior management decided to consider whether Sage, in light of the changed circumstances, presented any opportunity to Supernus. Supernus senior management discussed the potential opportunity of Sage with the Board of Directors of Supernus (the “Supernus Board”) on August 1, 2024.
Subsequent to the discussions with the Supernus Board in August 2024, Supernus worked with Moelis & Company LLC, its financial advisor (“Moelis”), to schedule a conversation between Jack A. Khattar, the Chief Executive Officer of Supernus, and Barry Greene, the Chief Executive Officer of Sage. Messrs. Khattar and Greene spoke on September 12, 2024 at a high-level about Supernus’ interest in potentially acquiring Sage. During this discussion there was no reference to any financial terms.
On December 13, 2024, Mr. Khattar emailed Mr. Greene to follow up on their September 12th conversation. Mr. Khattar and Mr. Greene tentatively agreed to speak again following the J.P. Morgan Healthcare Conference in mid-January 2025.
On January 10, 2025, Sage announced that (i) Biogen Inc. (“Biogen”) has submitted to Sage an unsolicited, nonbinding proposal to acquire all of the outstanding shares of Sage not already owned by Biogen for $7.22 per share, and (ii) in consultation with its independent financial and legal advisors, the Sage Board of Directors (the “Sage Board”) would carefully review and evaluate the proposal made by Biogen to determine the course of action that it believes is in the best interest of the Sage and all Sage shareholders.
On January 24, 2025, Supernus entered into a business development confidentiality agreement with Sage ahead of a potential discussion between Messrs. Khattar and Greene. The confidentiality agreement did not include a standstill provision.
On January 27, 2025, Sage announced that the Sage Board had unanimously rejected Biogen’s offer and that it had initiated a process to explore strategic alternatives for Sage. Following Sage’s announcement, Messrs. Khattar and Greene spoke on January 27, 2025 at a high-level about Supernus’ continued interest in potentially acquiring Sage. Mr. Greene suggested that if Mr. Khattar was interested, his team should contact Goldman Sachs.
On February 5, 2025, Supernus entered into an additional confidentiality agreement with Sage sent to it by Goldman Sachs & Co. LLC (“Goldman Sachs”), Sage’s financial advisor, related to Sage’s strategic alternatives process (the “Process”). The agreement included a standstill provision which ceased to be effective upon the execution of the Merger Agreement and the announcement of the Transactions.
On February 6, 2025, representatives of Sage, including Mr. Greene and other members of Sage’s executive team, met with representatives of Supernus, including Messrs. Khattar and Roecklein and Tim Dec, Supernus’s Senior Vice President and Chief Financial Officer, Todd Horich, Senior Vice President, Commercial Operations, Marketing, and Market Access, and Brandon Entwistle, Supernus’s Associate Director, Corporate Development, and presented a management presentation providing Supernus’ representatives with financial and operational information about Sage.

On February 7, 2025, Messrs. Khattar, Roecklein, and Entwistle, held calls with representatives of Sage and Goldman Sachs and expressed Supernus’ interest in participating in the Process. The agreement included a standstill provision which ceased to be effective upon the execution of the Merger Agreement and the announcement of the Transactions.
On February 10, 2025, representatives of Goldman Sachs had a call with representatives of Moelis, regarding Supernus’s involvement in the strategic alternatives process.
From February 10, 2025 through April 20, 2025, representatives of Sage, Supernus, Goldman Sachs and Moelis held a number of discussions regarding due diligence matters and the timing of the Process. During that time Supernus requested, received, and reviewed a variety of diligence materials from Sage. Also during that time, Supernus worked with Moelis to prepare an initial valuation based in part of Sage’s publicly filed results for the fiscal year ended 2024, analyst reports, internal Supernus forecast modeling, and launch analogs.
On February 25, 2025, Sage provided Supernus with access to a preliminary virtual data room containing limited non-public information regarding Sage, which was populated with additional information as described below.
On April 1, 2025, representatives of Goldman Sachs sent a process letter to Supernus requesting that a preliminary non-binding written indication of interest for a potential acquisition of Sage be submitted to Goldman Sachs by no later than noon on April 21, 2025.
On April 15, 2025, Mr. Greene and Mr. Khattar spoke regarding Supernus’s ongoing involvement in Sage’s strategic alternatives process. During the conversation, Mr. Khattar inquired about Sage’s ongoing collaboration with Biogen, potential synergies between Sage and Supernus, and potential confirmatory due diligence that Mr. Khattar indicated would be necessary following the April 21st bid deadline. Mr. Khattar further indicated that Supernus was likely to submit a bid on April 21st, subject to confirmatory due diligence. Following this conversation, Mr. Greene emailed Mr. Khattar on April 16, 2025 reiterating that Sage and Supernus could work together to identify synergies and discuss Supernus’s diligence questions after the April 21st bid deadline.
On April 19, 2025, the Supernus Board authorized Jack A. Khattar, the Chief Executive Officer of Supernus, to submit a non-binding indication of interest to acquire Sage.
On April 21, 2025, Mr. Khattar spoke with Mr. Greene ahead of Supernus submitting a non-binding indication of interest to acquire Sage.
Also on April 21, 2025, Supernus submitted a non-binding indication of interest to acquire all of the outstanding Shares of Sage for an upfront payment of $8.00 per Share in cash, one contingent value right (a “CVR”) per Share representing the right to receive $1.00 in cash payable upon Supernus booking annual net sales of ZURZUVAE of $250 million by December 31, 2027, and one contingent value right per Share representing the right to receive $1.00 in cash payable upon Supernus booking annual net sales of ZURZUVAE of $350 million by December 31, 2028 (the “April 21 Supernus Proposal”). Supernus’s non-binding indication of interest indicated that Supernus expected to be able to complete due diligence in four to six weeks and would work on a definitive agreement in parallel. The April 21 Supernus Proposal, based on an implied fully diluted share count of 65.7 million shares, had an implied transaction value of approximately $657 million (taking into account the Company’s cash and debt balances at such time based on publicly available data) at the time of such submission.
On April 25, 2025, Goldman Sachs informed Moelis that Sage had received alternative acquisition proposals from other parties and presented Sage’s counter-proposal of an upfront payment of $10.25 per Share in cash and one CVR per Share representing the right to receive $2.00 in cash upon zuranolone regulatory approval in Japan for the treatment of MDD, $1.00 in cash upon total ZURZUVAE U.S. sales exceeding $325 million, $1.00 in cash upon total ZURZUVAE U.S. sales exceeding $450 million and $1.00 in cash upon the initiation of a Phase 2 clinical trial for any of Sage’s pipeline drug candidates. Goldman Sachs informed Moelis that Supernus’ feedback on the counter-proposal was requested by May 5, 2025.
On April 30, 2025, Moelis provided Goldman Sachs a list of additional diligence requests from Supernus. Thereafter, until the execution of the Merger Agreement on June 13, 2025, Supernus continued to submit additional due diligence questions and Sage provided certain responsive materials to Supernus utilizing a virtual data room. Additionally, during that time and as described further below Sage and Supernus conducted a series of due diligence calls and meetings to discuss various topics.
On May 1, 2025, Moelis informed Goldman Sachs that Supernus’s acceptance of the counter-proposal was unlikely, but that Supernus would need additional time beyond May 5, 2025, to provide an informed response to the counter-proposal.
On May 3, 2025, Moelis provided Goldman Sachs select follow-up diligence questions, including related to financial and operational matters.
On May 6, 2025, the Supernus Board authorized Mr. Khattar to submit a revised non-binding indication of interest to acquire Sage.
On May 7, 2025, Mr. Khattar spoke with Mr. Greene ahead of Supernus providing an updated non-binding indication of interest.
Also on May 7, 2025, Supernus submitted a revised non-binding indication of interest to acquire all of the outstanding Shares of Sage for an upfront payment of $8.50 per Share in cash and one CVR per Share representing the right to receive $1.00 in cash payable upon Supernus booking annual net sales of ZURZUVAE of $200 million by December 31, 2027, $1.00 in cash payable upon Supernus booking annual net sales of ZURZUVAE of $300 million by December 31, 2028, $1.00 in cash payable upon Supernus booking annual net sales of ZURZUVAE of $400 million by December 31, 2030, and $0.50 in cash upon zuranolone regulatory approval in Japan for the treatment of MDD by December 31, 2025 (the “May 7 Supernus Proposal”). That indication of interest, based on an implied fully diluted share count of 66.5 million Shares and had an implied transaction value of approximately $798 million (taking into account the Company’s cash and debt balances at such time based on publicly available data) at the time of such submission.
On May 13, 2025, at the direction of Sage’s management, representatives of Goldman Sachs communicated to Moelis that Supernus needed to increase the price of its prior offer, but that Sage was prepared to allow Supernus to proceed to full diligence on an accelerated pace. Moelis indicated Supernus desired to continue proceeding with diligence and were told Supernus would be provided with immediate access to a broader virtual data room containing additional confirmatory materials.
On May 14, 2025, as discussed between Goldman Sachs and Supernus, Sage provided Supernus with access to a broader virtual data room containing additional confirmatory materials.
On May 15, 2025, Mr. Greene spoke with Mr. Khattar to discuss timing and next steps. During the call, Mr. Greene proposed that the Sage management team visit Supernus’s office and conduct a series of in-person meetings with Supernus to help strengthen the relationship and expeditiously finalize due diligence. During this call, Mr. Greene expressed that Sage’s desire was to finalize a transaction that could be announced prior to its annual stockholders meeting on June 11, 2025 and that representatives of Goldman Sachs would follow up with Moelis on the terms of a counterproposal.
On May 16, 2025, representatives of Goldman Sachs presented representatives of Moelis with Sage’s counter-proposal of $9.50 per Share in cash and up to $3.50 per Share payable upon the achievement of certain milestones pursuant to a CVR.
On May 19, 2025, Sage provided an initial draft of the merger agreement, accompanying disclosure schedule and contingent value rights agreement to Supernus and its legal counsel, Saul Ewing LLP (“Saul Ewing”), in the virtual data room and requested that any material points regarding the Merger Agreement to be discussed with Sage’s outside legal counsel, lawyers from Skadden, Arps, Slate, Meagher & Flom LLP who joined Kirkland & Ellis LLP (“Kirkland”) during the ongoing discussions of the Merger Agreement.
On May 21, 2025 and May 22, 2025, representatives of Supernus, Sage, Saul Ewing and Kirkland participated in additional diligence calls focused on legal and intellectual property matters.
On May 22, 2025, Messrs. Khattar and Greene spoke regarding diligence matters and a potential transaction between Supernus and Sage.

On May 27, 2025, representatives of Supernus and Sage met at Supernus’ headquarters and conducted additional diligence meetings focused on Sage’s research and development, commercial operations and finances.
Later that evening on May 27, 2025, the Sage and Supernus teams went out to dinner. Mr. Khattar raised a number of specific concerns to Mr. Greene regarding a potential acquisition of Sage.
On May 30, 2025, representatives of Goldman Sachs met with representatives of Moelis to discuss outstanding diligence items.
On May 31, 2025, Mr. Khattar spoke with Mr. Greene ahead of Supernus’ Board meeting on June 2, 2025 regarding a potential acquisition of Sage.
Over the course of the week of June 2, 2025 and June 9, 2025, Saul Ewing engaged with Kirkland regarding material issues pertaining to the Merger Agreement and Contingent Value Rights Agreement. Also during that week, Supernus met with Saul Ewing and discussed material issues pertaining to those agreements. During this time Supernus met regularly with Saul Ewing and finalized the mark up of the Merger Agreement and Contingent Value Rights Agreement for presentation to Sage and its advisors.
On June 2, 2025, as part of the ongoing diligence process, representatives of Saul Ewing participated in an additional diligence meeting with representatives of Wilmer Cutler Pickering Hale and Dorr LLP, Sage’s outside corporate counsel.
On June 2, 2025, at a meeting of the Supernus Board, Messrs. Khattar and Roecklein provided the Board an update on recent communications between Supernus and Sage and notified the Supernus Board that Supernus senior management re-evaluated the Sage business and, with Moelis, updated the valuation and potential proposal for an acquisition. The Supernus Board authorized Mr. Khattar to submit the June 6 Supernus Proposal (as defined below) as a non-binding indication of interest to acquire Sage.
On June 3, 2025, Mr. Greene called Mr. Khattar to discuss the ongoing timing of a potential transaction. During the conversation, Mr. Greene reiterated Sage’s view of the June 6th proposed timing. Mr. Khattar indicated that he continued to feel positive about the possibility of a transaction, but that there remained outstanding diligence concerns. Mr. Khattar indicated that Supernus expected to submit a proposal by June 9th.
On June 4, 2025, as part of the ongoing diligence process, representatives of Saul Ewing participated in an additional diligence meeting with representatives of Choate Hall & Stewart LLP, Sage’s outside litigation counsel.
On June 6, 2025, Mr. Khattar spoke with Mr. Greene ahead of Supernus formally providing an updated non-binding indication of interest. Mr. Greene attempted to further negotiate the terms of the Supernus June 6 Proposal (as defined below) and Mr. Khattar indicated that Supernus’s board of directors was not supportive of a further increase to the Supernus June 6 Proposal, and as a result, Supernus would not be able to further improve its offer.
Also on June 6, 2025, Supernus submitted a revised non-binding indication of interest to acquire Sage for an upfront payment of $8.50 per Share in cash and one CVR per Share representing the right to receive $1.00 in cash payable upon Supernus booking annual net sales of ZURZUVAE of $250 million by December 31, 2027, $1.00 in cash payable upon Supernus booking annual net sales of ZURZUVAE of $300 million by December 31, 2028, $1.00 in cash payable upon Supernus booking annual net sales of ZURZUVAE of $375 million by December 31, 2030 and $0.50 in cash upon the first commercial sale of zuranolone following regulatory approval in Japan for the treatment of MDD by June 30, 2026 (the “June 6 Supernus Proposal”). The June 6 Proposal, based on an implied fully diluted share count of 66.5 million Shares, had an implied transaction value of approximately $798 million (taking into account Sage’s cash and debt balances at such time based on publicly available data) at the time of such submission.
That same afternoon, Moelis sent a revised draft of the merger agreement and contingent value rights agreement reflecting comments from Saul Ewing. The revised draft merger agreement contemplated that the termination fee that would be payable by Sage in specified circumstances would be a certain percentage of the upfront equity value of the June 6 Supernus Proposal. The revised draft merger agreement also reflected that Supernus requested additional information on whether the treatment of equity awards set forth in Sage’s original draft merger agreement (i.e., that all equity awards would be fully accelerated and cashed out at closing, with all performance based restricted stock units deemed to vest at their maximum levels of achievement) was in fact required by Sage’s equity plans and award agreements.
Following submission of the June 6 Supernus Proposal, representatives of Goldman Sachs and Moelis spoke. During this conversation, Moelis provided context behind the June 6 Supernus Proposal. The representatives of Moelis also confirmed that Supernus would not increase the valuation in the Supernus June 6 Supernus Proposal. Moelis also identified a number of priority diligence items Supernus had requested prior to signing.
On June 7, 2025, Mr. Greene communicated to Mr. Khattar that it was prepared to proceed with finalizing a transaction on the basis of the June 6 Supernus Proposal.
Between June 7, 2025 and June 13, 2025, Messrs. Khattar and Greene exchanged several updates related to the Merger Agreement and the Contingent Value Rights Agreement.
Between June 8, 2025, and the execution of the Merger Agreement on June 13, 2025, representatives of Kirkland and Saul Ewing exchanged subsequent drafts of the Merger Agreement, Form of CVR Agreement and related disclosure schedules, and spoke further regarding the terms of the merger agreement, including the proposed termination fee, the proposed compensation matters, the provisions related to regulatory filings and the outside date, among other matters.
On June 9, 2025, representatives of Saul Ewing met virtually with representatives of Goldman Sachs and Kirkland to discuss the mark up of the Merger Agreement. The mark up proposed by Saul Ewing and Supernus included certain provisions that were discussed during the meeting, including regarding certain deal protections, including the termination fee Sage would be required to pay under certain circumstances, certain closing conditions, and regulatory commitments, including the proposed outside date. There were significant discussions and negotiations regarding the termination fee given the facts and circumstances. The parties ultimately agreed to a 3.99% fee.
Between June 11, 2025 and June 13, 2025, Sage, Supernus and their respective legal and financial advisors worked to finalize the merger agreement, disclosure schedules and form of contingent value rights agreement. During this time, representatives from Supernus continued to request additional due diligence materials, which Sage provided and representatives of Sage and Supernus continued to participate in due diligence meetings.
On June 12, 2025, Mr. Greene and Mr. Khattar spoke to discuss the planned execution and announcement of the transaction. They aligned that the parties expected to sign the merger agreement following the close of markets the following day and announce the transaction prior to the opening of the markets on Monday, June 16, 2025. That same day, representatives of Goldman Sachs, Moelis, Kirkland and Saul Ewing spoke to align on the same timing.
On the afternoon of June 13, 2025, Sage and Supernus finalized the terms of the merger agreement, the disclosure schedules and the form of contingent value rights agreement.
On June 13, 2025, the Supernus Board approved execution of the Merger Agreement by Supernus, performance of the terms of the Merger Agreement by Supernus, and the consummation of the Transactions. Following such approval, Supernus, Purchaser and Sage executed the Merger Agreement.
On June 16, 2025, prior to the opening of trading on the Nasdaq stock exchange, (i) Supernus and Sage issued a joint press release announcing the execution of the Merger Agreement and the Transactions, (ii) Supernus held a live webcast to discuss the transaction and issued an investor presentation, and (iii) Sage and Supernus each filed a Current Report on Form 8-K related to the execution of the Merger Agreement.
11.
The Merger Agreement; the CVR Agreement; Other Agreements

Merger Agreement
The following summary description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which Purchaser has included as

Exhibit (d)(1) to the Schedule TO and is incorporated herein by reference. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Supernus, Purchaser, Sage or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by Supernus, Purchaser, Sage or Sage’s stockholders or under federal securities laws. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties, covenants or descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Supernus, Purchaser, Sage or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties, covenants or descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Supernus, its affiliates and Sage publicly file. The capitalized terms not defined herein shall have the meaning as provided in the Merger Agreement or the CVR Agreement, as applicable.
The Offer
Upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser shall commence a tender offer, as promptly as practicable after the date of the Merger Agreement but in no event later than twelve (12) business days after the date of the Merger Agreement, to acquire all of the outstanding Shares of Sage for (i) $8.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest (the “Closing Amount”), plus (ii) one non-transferable and non-tradable contingent value right per Share (a “CVR”), which represents the right to receive up to $3.50 per Share, net to the seller in cash, subject to any withholding of taxes and without interest, upon the satisfaction of specified milestones, in accordance with the terms of the CVR Agreement, which amounts will become payable, if at all, if the specified milestones are achieved prior to the applicable Milestone Deadline Date (the Closing Amount plus one CVR collectively, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase. Purchaser’s obligation to accept for payment and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction or waiver of the Minimum Condition and the satisfaction or waiver of the other conditions in Section 15 — “Conditions of the Offer.”
Purchaser expressly reserves the right to (a) increase the Offer Price, (b) waive any Offer Condition and (c) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, provided, however, that without the prior written consent of Sage, Supernus and Purchaser will not:
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decrease the Closing Amount or amend the terms of the CVR or the CVR Agreement;

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change the form of consideration payable in the Offer;

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decrease the maximum number of Shares sought to be purchased in the Offer;

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impose conditions or requirements to the Offer in addition to the Offer Conditions;

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amend, modify or waive the Minimum Condition, Termination Condition or the conditions set forth in clause (e) or (g) of Annex I to the Merger Agreement;

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amend or modify any of the other terms of the Offer in a manner that adversely affects, or reasonably could adversely affect, individually or in the aggregate, any holder of Shares in its capacity as such or the ability of Supernus or Purchaser to consummate timely the Offer, the Merger or any of the other Transactions;

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except as provided in Sections 1.1(c) or 1.1(d) of the Merger Agreement, terminate the Offer or accelerate, extend or otherwise change the Expiration Date; or

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provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

Purchaser may not withdraw the Offer prior to any scheduled Expiration Date (or any rescheduled Expiration Date) unless the Merger Agreement is terminated in accordance with its terms.
Extensions of the Offer
If, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Supernus, then to permit such Offer Condition to be satisfied: (a) Purchaser may, in its discretion (and without the consent of Sage or any other person), extend the Offer on one or more occasions, for an additional period of up to ten business days per extension, to permit such Offer Condition to be satisfied, and (b) at the request of Sage, Purchaser shall extend the Offer on one or more occasions, for an additional period specified by Sage of up to ten business days per extension; provided, however, that in no event shall Purchaser (1) be required to extend the Offer beyond the earlier to occur of (x) the termination of the Merger Agreement in compliance with its terms and (y) the End Date (such earlier occurrence, the “Extension Deadline”); or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Sage.
The Merger Agreement further requires that Purchaser will extend the Offer from time to time for (i) any period required by any Legal Requirement or any interpretation or position of the SEC or the staff thereof or Nasdaq, in each case, as applicable to the Offer, and (ii) periods of up to ten business days per extension, until any waiting period (or any extension thereof) applicable to the Offer under the HSR Act or other Antitrust Laws with respect to the Transactions will have expired or been terminated.
Purchaser shall not terminate the Offer, or permit the Offer to expire, prior to the Extension Deadline without the prior written consent of Sage.
The Merger
As soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into Sage, and Sage will survive the Merger as a wholly owned subsidiary of Supernus.
At the Effective Time, the separate corporate existence of Purchaser will cease and Sage will continue as the Surviving Corporation. At the Effective Time, each then outstanding Share not previously purchased in the Offer (other than (i) any Shares held immediately prior to the Effective Time by Sage (or held in Sage’s treasury), (ii) any Shares held immediately prior to the Effective Time by Supernus or Purchaser or any other direct or indirect wholly owned subsidiary of Supernus or Purchaser (including, for the avoidance of doubt, any shares acquired by Purchaser in the Offer), and (iii) the Dissenting Shares) will be converted into the right to receive the Closing Amount, plus one (1) CVR, subject to and in accordance with the CVR Agreement, without any interest thereon and subject to any withholding of Taxes in accordance with the Merger Agreement.
As of the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex II to the Merger Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 6.4(a) of the Merger Agreement, (b) the directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers, respectively, of the Surviving Corporation, each to hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. Prior to the Effective Time, each director of Sage immediately prior to the Effective Time shall execute and deliver a letter effectuating such director’s resignation as a member of the Sage Board, conditioned upon and effective as of the Effective Time.
The Merger Agreement provides that the Merger will be effected under Section 251(h) of the DGCL and will be effected without a vote of Sage’s stockholders.
Sage Equity Awards and Sage 2014 Employee Stock Purchase Plan
Sage Options
At the Effective Time each Sage Option that is outstanding and unexercised, whether or not vested, which has a per Share exercise price that is less than the Closing Amount (each, an “In the Money Option”), shall be (i) deemed fully vested and (ii) cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the excess of (I) the Closing Amount over (II) the per Share exercise price of such In the Money Option, multiplied by (y) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time, which shall be payable in accordance with Section 2.8(e) of the Merger Agreement and (B) one (1) CVR for each Share subject to such In the Money Option immediately prior to the Effective Time, which shall be calculated and payable in accordance with the CVR Agreement.
At the Effective Time, without any action on the part of Sage or the holder thereof, each Sage Option whether or not vested, that has a per Share exercise price that is equal to or greater than $8.50 shall be cancelled with no consideration payable in respect thereof and shall have no further force or effect.
Sage RSUs
At the Effective Time, each then outstanding Sage RSU shall be (i) deemed fully vested and (ii) cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the Closing Amount multiplied by (y) the number of Shares subject to such Sage RSU, which shall be payable in accordance with Section 2.8(e) of the Merger Agreement and (B) one (1) CVR for each Share subject to such Sage RSU immediately prior to the Effective Time, which shall be calculated and payable in accordance with the CVR Agreement.
Sage PSUs
At the Effective Time, each Sage PSU that is vested (or any portion thereof) in accordance with its terms and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the Closing Amount multiplied by (y) the number of Shares subject to such Sage PSU, which shall be payable in accordance with Section 2.8(e) and (B) one (1) CVR for each Share subject to such Sage PSU, which shall be calculated and payable in accordance with the CVR Agreement. At the Effective Time, each then outstanding Sage PSU for which the applicable performance period has not been completed or milestone performance metric, in each case, as set forth in the applicable governing plan and/or award agreement, has not been achieved, in each case, as of the Effective Time (or any portion thereof) shall be (i) deemed fully vested (in accordance with Section 2.8(d) of the Company Disclosure Schedule) and (ii) cancelled and converted into the right of the holder thereof to receive (A) a cash payment (without interest) equal to the product of (x) the Closing Amount multiplied by (y) the number of Shares subject to such Sage PSU after giving effect to clause (i) of the Section 2.8(d) of the Merger Agreement, which shall be payable in accordance with Section 2.8(e) of the Merger Agreement and (B) one (1) CVR for each Share subject to such Sage PSU after giving effect to clause (i) of the Section 2.8(d), of the Merger Agreement which shall be calculated and payable in accordance with the CVR Agreement.
Treatment of the Sage Employee Stock Purchase Plan
Pursuant to the Merger Agreement, Sage shall take all necessary and appropriate actions to: (a) designate the offering period in effect as of the date of the Merger Agreement as the final offering period under the Sage 2014 Employee Stock Purchase Plan, as amended (the “ESPP”), and such final offering period, the

“Current Offering Period”), and suspend the commencement of any new offering periods thereunder unless and until the Merger Agreement is terminated; (b) provide that no increases to participants’ payroll deduction elections shall be permitted during the Current Offering Period from those in effect as of the date of the Merger Agreement, and that no new participants may enroll in the ESPP following the date of the Merger Agreement, and no participant may make separate non-payroll contributions thereafter, except as required by applicable law; (c) provide that all outstanding purchase rights under the ESPP shall be fully exercised on the earlier of (i) the regularly scheduled purchase date for the Current Offering Period or (ii) a date that is no later than five (5) business days prior to the Effective Time (the “Final Exercise Date”), with any accumulated payroll deductions not applied to the purchase of Shares in accordance with the ESPP (as amended pursuant to the Merger Agreement) to be returned to the participant as promptly as practicable following the Effective Time, but no later than the later of (A) five (5) business days following the Effective Time or (B) the first payroll date following the Effective Time; (d) cause the Current Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) business days prior to the Effective Time; (e) terminate the ESPP effective immediately prior to, and contingent upon, the Effective Time; and (f) cause the Shares purchased on the Final Exercise Date to be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement.
Representations and Warranties
In the Merger Agreement, Sage has made customary representations and warranties to Supernus and Purchaser that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or the confidential disclosure letter that Sage delivered to Supernus and Purchaser in connection with the execution and delivery of the Merger Agreement. These representations and warranties relate to, among other things:
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corporate organization and good standing;

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subsidiaries and other equity interests;

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organizational documents;

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capitalization;

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legal authority to enter into the Merger Agreement and the binding nature of the Merger Agreement;

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non-contravention and consents;

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SEC filings and financial statements;

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absence of “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act);

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information to be included in the Offer documents and Schedule 14D-9;

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absence of certain changes;

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title to assets and real property

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intellectual property;

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data privacy and security;

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material contracts;

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absence of undisclosed liabilities;

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compliance with laws;

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regulatory matters (including with respect to healthcare regulations and FDA filings);

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anticorruption matters and business practices;

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governmental authorization;

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tax matters;

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labor and employment matters, including regarding employee benefit plans;

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environmental matters;

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litigation and legal proceedings;

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orders and judgments

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anti-takeover statutes;

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insurance;

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no stockholder approval requirement for the Merger;

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opinion of financial advisor; and

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broker’s fees.

In the Merger Agreement, Supernus and Purchaser have made customary representations and warranties to Sage that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
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corporate organization and good standing;

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legal authority to enter into the Merger Agreement and the binding nature of the Merger Agreement;

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Purchaser’s business purpose and activities, and Supernus’s ownership of Purchaser;

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enforceability of the Merger Agreement;

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required consents and approvals and no violations of organizational documents, applicable law or contracts;

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information to be included in the Offer documents and Schedule 14D-9;

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litigation;

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no ownership of securities of Sage or certain other arrangements relating to the Merger Agreement, the Transactions or the Surviving Corporation;

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brokers’ fees;

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sufficiency of funds; and

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no reliance on representations and warranties other than those in the Merger Agreement.

The representations and warranties of each of Supernus, Purchaser and Sage will not survive consummation of the Merger.
Material Adverse Effect
Several of Sage’s representations and warranties, as well as certain closing conditions, contained in the Merger Agreement refer to the concept of “Material Adverse Effect.”
For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, occurrence, circumstance, fact, change or effect which, individually or when taken together with all other events, occurrences, circumstances, changes or effects which have occurred in the applicable determination period for a Material Adverse Effect, has had or would reasonably be expected to have a material adverse effect on (a) the ability of Sage to consummate the Offer and the Merger on or before the End Date or (b) the business, assets, financial condition or results of operations or financial prospects of Sage and its subsidiaries (the “Acquired Corporations”), taken as a whole; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect for purposes of clause (b) above:
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(i)   any change in the market price or trading volume of Sage’s stock or change in Sage’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception set forth in the Merger Agreement;

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(ii)   any event, occurrence, circumstance, change or effect resulting from the announcement, pendency or performance of the Transactions (other than for purposes of any representation or warranty contained in Section 3.23 of the Merger Agreement and the condition set forth in clause (b)(iv) of Annex I to the Merger Agreement solely as such condition relates to Section 3.23);

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(iii)   any event, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Corporations operate or in U.S. or foreign economies generally or other general business, financial or market conditions;

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(iv)   any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency or interest rates;

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(v)   any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, cyberterrorism (whether or not or sponsored by a Governmental Body), outbreak of hostilities, acts of war, national or international calamity, natural disaster, force majeure events, weather or environmental events, health emergencies, acts of god, epidemic or pandemic (or the escalation of any of the foregoing and any governmental or industry responses thereto), tariffs, trade wars or any other similar event;

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(vi)   the failure of Sage to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception set forth in the Merger Agreement;

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(vii)   any adverse effect arising directly from or otherwise directly relating to any action taken by an Acquired Corporation at the written direction of Supernus or any action specifically required to be taken by an Acquired Corporation under the Merger Agreement, or the failure of an Acquired Corporation to take any action that such Acquired Corporation is specifically prohibited by the terms of the Agreement from taking to the extent Supernus fails to give its consent thereto after a written request therefor pursuant to Section 5.2 of the Merger Agreement;

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(viii)   any event, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Supernus, Purchaser or any of their respective Affiliates;

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(ix)   any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with any change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP);

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(x)   any Legal Proceeding described in Section 2.7 or Section 6.5 of the Merger Agreement;

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(xi)   any event, occurrence, circumstance, change or effect resulting or arising from breach of the Merger Agreement by Supernus or Purchaser;

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(xii)   any event, occurrence, circumstance, change or effect arising from any requirements imposed by any Governmental Body as a condition to obtaining approval or expiration of any Waiting Period, including the Offer and the Merger;

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(xiii)   the availability of or cost of equity, debt or other financing to Supernus or Purchaser; or

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(xiv)   any matter disclosed in the Company Disclosure Schedule and any event, occurrence, circumstance, change or effect resulting or arising therefrom;

provided that any event, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v) and (ix) may be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect solely to the extent such event, occurrence, circumstance, change or effect disproportionately affects the Acquired Corporations relative to other participants in the industries in which the Acquired Corporations operate.
Several of the representations and warranties of Supernus or Purchaser contained in the Merger Agreement refer to the concept of “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any effect, change, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, materially impair, prevent or materially delay Supernus’ or Purchaser’s ability to consummate the Transactions in a timely manner on the terms set forth in the Merger Agreement.
Operating Covenants
Pursuant to the Merger Agreement, from the date of the Merger Agreement until the earlier of the Offer Acceptance Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except as (a) required or otherwise contemplated under the Merger Agreement, (b) undertaken with the written consent of Supernus (which consent shall not be unreasonably withheld, conditioned or delayed), or (c) as set forth in Section 5.2 of the Company Disclosure Schedule that Sage delivered to Supernus and Purchaser in connection with the execution of the Merger Agreement, (x) Sage shall, and shall cause each Acquired Corporation to, use reasonable efforts to conduct its business in the ordinary course consistent with past practice in all material respects; and (y) the Acquired Corporations shall not:
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(1) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), or (2) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than: (A) repurchases of Shares outstanding as of the date hereof pursuant to Sage’s right (under written commitments in effect as of the date hereof) to purchase Shares held by a director, officer, employee or independent contractor of the Acquired Corporations only upon termination of such Person’s employment or engagement by Sage; (B) repurchases or forfeitures of Sage Options, Sage RSUs, or Sage PSUs (together, “Sage’s Equity Awards”) (or Shares issued upon the exercise, vesting or forfeiture thereof) outstanding on the date of the Merger Agreement; (C) in connection with withholding of Taxes to satisfy the exercise price and/or any Tax obligations with respect to Sage’s Equity Awards outstanding on the date hereof or (D) among Acquired Corporations;

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split, combine, subdivide or reclassify any Shares or other equity interests;

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sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security (except (x) that Sage may issue Shares as required to be issued upon the exercise or vesting (as the case may be) of Sage’s Equity Awards that are outstanding on the date of the Merger Agreement in accordance with the terms of those awards as in effect on the date of the Merger Agreement or issuable to participants in the ESPP in respect of the Current Offering Period in accordance with the terms thereof (as amended by the Merger Agreement) or (y) with respect to sales, grants, pledges, transfers or encumbrances (or authorizations with respect any of the foregoing) constituting Encumbrances created or incurred in connection with any Indebtedness permitted to be established or incurred under Section 5.2(b)(xi)) of the Merger Agreement;

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except as required by the Merger Agreement, applicable Legal Requirements, or under any Employee Plan as in effect on the date of the Merger Agreement, establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof), or amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement or agreement that would be an Employee Plan if it were in existence on the date hereof) or grant any employee, independent contractor, officer, or director or other current or former service provider of the Acquired Corporations an increase in compensation, or a new entitlement to, wages, salaries, severance, retention, change in control, incentive bonuses or other benefits or grant or amend any such compensation and/or benefits except that the Acquired Corporations: (A) may provide annual merit increases in salary and/or wages to non-executive officer employees in the ordinary course of business consistent with past practice; (B) may amend any Employee Plans to the extent required by applicable Legal Requirements; (C) may make usual and customary annual or quarterly bonus payments pursuant to existing bonus plans, as in effect on the date hereof and disclosed on Section 3.17 of the Company Disclosure Schedule, in the ordinary course of business consistent with past practice; and (D) may take actions consistent with Section 5.2(b)(v)(C) of the Merger Agreement;

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(A) enter into (1) any change-of-control agreement or (2) any retention, employment, severance or other similar material agreement, (B) enter into any employment or severance agreement with any employee, or (C) enter into any consulting agreement with any independent contractor with an annual base compensation greater than $100,000 that is not terminable for convenience on thirty (30) days’ notice;

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amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

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form any Subsidiary, acquire any equity interest in any other Entity or enter into any material joint venture, partnership or similar arrangement;

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make or authorize any capital expenditure in excess of $100,000 in the aggregate;

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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse, transfer or assign any material tangible asset or property (except (A) in the ordinary course of business consistent with past practice (including entering into clinical trial agreements and material transfer agreements in the ordinary course of business consistent with past practice), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Acquired Corporations, (C) capital expenditures permitted by Section 5.2(b)(viii) of the Merger Agreement, (D) transactions among Acquired Corporations or (E) with respect to pledges, sales or other dispositions constituting Encumbrances created or incurred in connection with any Indebtedness permitted to be established or incurred under Section 5.2(b)(xi)) of the Merger Agreement;

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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, or abandon or permit to lapse, or transfer or assign any material item of Company IP (except (A) in the ordinary course of business consistent with past practice (including entering into clinical trial agreements, sponsored research agreements, service agreements and material transfer agreements in the ordinary course of business consistent with past practice), (B) non-exclusive licenses of, or other grants of rights or obligations with respect to, Intellectual Property Rights, (C) abandoning or permitting to lapse any Company Registered IP at the end of its statutory term or otherwise in the ordinary course of business consistent with past practice, or (D) transactions among Acquired Corporations);

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lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any material Indebtedness for borrowed money (except for (A) advances to directors, employees and consultants for travel and other business related expenses in the ordinary course of business consistent with past practice and in compliance with Sage’s policies related thereto; (B) advances of expenses as required under Sage’s certificate of incorporation or bylaws; (C) surety bonds, letters of credit or similar instruments issued in the ordinary course of business and (D) loans, extensions of credit or other Indebtedness among Acquired Corporations);

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except in the ordinary course of business consistent with past practice or as otherwise permitted by Section 5.2(b) of the Merger Agreement, (A) amend or modify in any material respect, or voluntarily terminate, any Material Contract or (B) enter into any Contract which would have been a Material Contract if such Contract was outstanding as of the execution and delivery of the Merger Agreement;

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(A) except as required by applicable Legal Requirements, adopt or change any method of Tax accounting or any Tax accounting period of any Acquired Corporation (or file any such change); (B) except as required by applicable Legal Requirements, make, change, or revoke any Tax election (including, for the avoidance of doubt, any election under Treasury Regulations Section 301.7701-3); (C) except as required by applicable Legal Requirements, file any amended Tax Return or claim for Tax refund; (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law) with any Governmental Body regarding any Tax liability or assessment; (E) request or enter into any agreement, order or other arrangement with any Governmental Body regarding any Tax liability or assessment, including any payment in lieu of Taxes, Tax exemption, Tax holiday, or any other Tax reduction or Tax incentive agreement; (F) settle, compromise or consent to any Tax claim or assessment or surrender any right to claim a refund, offset, or other reduction in Tax liability; (G) waive or extend the statute of limitations with respect to any Tax or Tax Return, other than automatic waivers or extensions obtained in the ordinary course of business; (H) enter into any Tax allocation agreement, Tax sharing agreement (other than any customary Tax indemnification provisions in commercial agreements entered into in the ordinary course of business and not primarily related to Taxes), Tax indemnity agreement, or any other similar agreement; (I) except as required by applicable Legal Requirements, file any Tax Return other than on a basis consistent with past practice; or (J) grant any power of attorney with respect to Taxes; provided, however, that in each case where any action is to be taken on the basis that such action is required by applicable Legal Requirements, Sage shall, or shall cause each Acquired Corporation, as applicable and to the extent reasonably practicable, to provide reasonable advance written notice to Supernus of its decision to take such action on such basis, including describing the specific action and its determination of the applicable Legal Requirements, and making available to Supernus such documentation relating thereto, as Supernus may reasonably request;
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settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against any Acquired Corporation, other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $100,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporations) or (B) results in no monetary or other material non-monetary obligation of any Acquired Corporation; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of Sage against Sage and/or its directors relating to the Transactions or a breach of the Merger Agreement or any other agreements contemplated therein shall be subject to Section 2.7 or Section 6.5 of the Merger Agreement, as applicable;

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enter into any collective bargaining agreement or other similar labor related Contract with any labor union (except to the extent required by any collective bargaining agreement or similar labor-related agreement or applicable Legal Requirements);

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adopt or implement any stockholder rights plan or similar arrangement;

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adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations; or

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authorize any of, or agree or commit to take, any of the foregoing actions.

No Solicitation
Pursuant to the Merger Agreement, except as otherwise described below, during the Pre-Closing Period, the Acquired Corporations shall not, and shall use best efforts to cause their directors, officers, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (“Representatives”) not to:
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continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (as defined below);

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(A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

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waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract, unless in the case of this clause (iii), the Sage Board determines in good faith, after consultation with Sage’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Sage Board to Sage’s stockholders under applicable Legal Requirements.
As promptly as reasonably practicable following the date of the Merger Agreement, Sage shall request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all non-public information previously furnished to any Person (other than Supernus and Supernus’s Representatives) that has, within the one (1) year period prior to the date of the date of the Merger Agreement, made or indicated an intention to make an Acquisition Proposal.
Notwithstanding anything to the contrary in the Merger Agreement, if prior to the Offer Acceptance Time any Acquired Corporation or any of its Representatives receives a bona fide written Acquisition Proposal, which was made or renewed after the date of the Merger Agreement, and the Sage Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer (as defined below), then Sage and its Representatives may (a) furnish information (including non-public information) with respect to the Acquired Corporations pursuant to an Acceptable Confidentiality Agreement (as defined below) to the Person(s) who has made such Acquisition Proposal and the Representatives of such Person(s), so long as Sage as promptly as practicable (and no later than within one (1) business day) provides to Supernus any non-public information concerning Sage that is provided to any Person given such access that was not previously provided to Supernus or its Representatives and (b) engage in or otherwise participate in discussions or negotiations with the Person(s) making such Acquisition Proposal and the Representatives of such Person(s).
During the Pre-Closing Period, Sage will (i) promptly (and in any event within one (1) business day) notify Supernus if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by any Acquired Corporation and provide to Supernus a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto, to the extent such documents are provided to Sage in connection with such Acquisition Proposal) and a summary of any material unwritten terms and conditions thereof, and (ii) keep Supernus reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis.
Nothing in the Merger Agreement prevents Sage from: (a) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (b) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; or (c) making any legally required disclosure to the stockholders of Sage.
“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions that are not materially less favorable to Sage than those contained in the Confidentiality Agreement and (ii) does not prohibit Sage from providing any information to Supernus in accordance with the Merger Agreement.
“Acquisition Proposal” means any proposal or offer from any Person (other than Supernus and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition or exclusive license of assets of Sage equal to 20% or more of Sage’s consolidated assets or to which 20% or more of Sage’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 20% or more of the outstanding common stock, $0.0001 par value per share, of Sage (the “Company Common Stock”), (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Sage that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Company Common Stock, in each case (A) through (D) other than the Transactions.
“Superior Offer” means a bona fide written Acquisition Proposal that the Sage Board determines, in its good faith judgment, after consultation with Sage’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Sage Board deems relevant, and if consummated, would result in a transaction more favorable to Sage’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Supernus pursuant to Section 6.1(b)(i)) of the Merger Agreement; provided that for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.
Sage Board Recommendation
Sage has represented to Supernus and Purchaser in the Merger Agreement that the Sage Board has, in each case, on the terms and subject to the conditions of the Merger Agreement:
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determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are fair to, and in the best interest of, Sage and its stockholders;

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declared it advisable to enter into the Merger Agreement;

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approved the execution, delivery and performance by Sage of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger;

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resolved that the Merger shall be effected under Section 251(h) of the DGCL; and

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resolved to recommend that the holders of Shares tender their Shares to Purchaser pursuant to the Offer (the “Company Board Recommendation”).

Under the Merger Agreement, neither the Sage Board nor any committee thereof will:
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withdraw (or modify in a manner adverse to Supernus or Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Supernus or Purchaser), the Company Board Recommendation, (b) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this bullet being referred to herein as a “Company Adverse Change Recommendation”); or

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approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Sage to execute or enter into any Contract with respect to any Acquisition Proposal, or Contract that would require, or would reasonably be expected to cause, Sage to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

Notwithstanding the foregoing or anything to the contrary contained in the Merger Agreement, at any time prior to the Offer Acceptance Time, if any Acquired Corporation has received a bona fide written Acquisition Proposal from any Person that has not been withdrawn and after consultation with outside legal counsel, the Sage Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (a) the Sage Board may make a Company Adverse Change Recommendation, or (b) Sage may terminate the Merger Agreement to enter into a Specified Agreement (as defined below) with respect to such Superior Offer, if and only if:
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the Sage Board determines in good faith, after consultation with Sage’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Sage Board under applicable Legal Requirements;

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Sage has given Supernus prior written notice of its intention to consider making a Company Adverse Change Recommendation or terminate the Merger Agreement at least three (3) business days prior to doing so (a “Determination Notice”);

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Sage has (i) promptly (and in any event within one (1) business day) notified Supernus if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by any Acquired Corporation and provided to Supernus a copy of any written Acquisition Proposal (including any proposed term sheet, letter of intent, acquisition agreement or similar agreement with respect thereto, to the extent such documents are provided to Sage in connection with such Acquisition Proposal) and a summary of any material unwritten terms and conditions thereof, and (ii) kept Supernus reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal on a prompt basis;
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Sage has given Supernus three (3) business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and to the extent requested by Supernus, has negotiated in good faith with Supernus and its Representatives with respect to such proposed revisions or other proposal, if any; and

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at the end of such three (3) business day period, the Sage Board has determined, after consultation with Sage’s outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to make the Company Adverse Change Recommendation or terminate the Agreement would be inconsistent with the fiduciary duties of the Sage Board under applicable law (after taking into account the amendments to the Merger Agreement and the Transactions proposed by Supernus, if any).

The provisions in the foregoing bullet points will also apply to any material amendment to any Acquisition Proposal and shall require a new Determination Notice, except that the references to three (3) business days shall be deemed to be two (2) business days.
Other than in connection with an Acquisition Proposal, the Sage Board may make a Company Adverse Change Recommendation only if:
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the Sage Board determines in good faith, after consultation with Sage’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Sage Board to Sage’s stockholders under applicable Legal Requirements;

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Sage shall have given Supernus a Determination Notice at least three (3) business days prior to making any such Company Adverse Change Recommendation and, if desired by Supernus, during such three (3)-business day period shall have negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Supernus so that a Company Adverse Change Recommendation would no longer be necessary; and

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(i) Sage shall have specified in reasonable detail the facts and circumstances that render a Company Adverse Change Recommendation necessary, (ii) Sage shall have given Supernus the three (3) business day period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that a Company Adverse Change Recommendation would no longer be necessary, and (iii) after giving effect to the proposals made by Supernus during such period, if any, after consultation with Sage’s outside legal counsel, the Sage Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation would be inconsistent with the fiduciary duties of the Sage Board to Sage’s stockholders under applicable Legal Requirements.

Efforts to Close the Merger
The parties to the Merger Agreement agree to use their respective reasonable efforts to:
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take promptly any and all steps necessary to avoid or eliminate each and every impediment under the Antitrust Laws, that may be asserted by any Governmental Body or any other party, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act or other applicable Antitrust Laws;

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defend through litigation on the merits any claim asserted in court by any party under Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the Closing by the End Date.

Neither Sage nor Supernus shall (and shall not permit any of its respective affiliates, if applicable, to) commit to or agree with any Governmental Body to stay, toll or extend any applicable Waiting Period or withdraw its filing under the HSR Act or any other applicable Antitrust Laws, or enter into any similar timing agreement, without the prior written consent of the other party, such consent not to be unreasonably withheld.
The parties to the Merger Agreement agree to use commercially reasonable efforts to make an appropriate filing of all notification and report forms as required by the HSR Act from each party with respect to the Transaction, and the parties shall cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents are required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.
During the Pre-Closing Period, each Party shall:
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give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions under the Antitrust Laws;

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keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding;

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promptly inform the other Parties of, and wherever practicable give the other Parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding;

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promptly furnish to the other Parties, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, copies of documents provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding (other than “Transaction-Related Documents” and “Plans and Reports” as those terms are used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted));

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subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding; and

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except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation, action or Legal Proceeding in respect of the Transactions, give the other party reasonable advance notice of, and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any Governmental Body in connection with such request, inquiry, investigation, action or Legal Proceeding.

Access to Information
During the Pre-Closing Period, Sage has agreed to provide Supernus and its Representatives full access to Sage’s designated Representatives and assets and to all existing books, lab notebooks (both physical and virtual), records, documents and information relating to the Acquired Corporations, and provide Supernus and Supernus’s Representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Supernus may reasonably request, in each case for any reasonable business purpose in furtherance of the consummation of the Offer and the Merger as promptly as practicable, subject to customary exceptions and limitations.
Other than as prohibited by law and subject to certain conditions and exceptions, as soon as practicable, but no later than five (5) business days after the date of the Merger Agreement, upon reasonable advance notice to Sage, Sage and its directors, employees and officers shall, and shall direct its other Representatives to provide Supernus and Supernus’s Representatives, at Supernus’s sole expense, reasonable access during normal business hours to Sage’s officers, employees, other personnel, or the purpose of planning for integration or operation of the Sage and its Subsidiaries following the Closing or the satisfaction of any condition to Closing, including meeting with such persons employed by or providing services to any of the Acquired Corporations as Supernus deems necessary in its sole discretion, in order for Supernus to determine whether or not the Surviving Corporation or one of its Affiliates will continue such person’s employment from and after the Effective Time.
Employee Matters
Prior to the Closing Date, Supernus or one of its Affiliates shall extend offers of employment to such employees and other service providers of Sage as it determines, in its sole discretion, to be necessary. Each offer shall be effective as of the Closing Date. A Company Employee who (i) receives an offer of at-will employment pursuant to the terms of the Merger Agreement (and is not a Transition Employee); (ii) affirmatively accepts the offer in accordance with its terms no later than five (5) business days prior to the Closing Date; and (iii) commences active employment pursuant to the terms of the offer letter but no later than the first business day immediately following the Closing Date, shall be considered a “Continuing Employee”.
For a period of one (1) year following the Closing Date (or if earlier, the date of any Continuing Employee’s termination of employment with the Surviving Corporation or any Affiliate thereof), Supernus shall provide, or cause to be provided, each Continuing Employee with: (i) a base salary or hourly wage rate (as applicable) that is substantially comparable to the base salary or hourly wage rate provided by Sage and its Subsidiaries to each such Continuing Employee immediately prior to the Closing Date; (ii) short-term cash incentive compensation opportunities at least as favorable as those provided to similarly-situated employees of Supernus and its Subsidiaries; and (iii) employee benefits (including severance benefits but excluding equity and long-term incentive compensation) that are, in the aggregate and at a minimum, at least as favorable in the aggregate as the benefits (including severance benefits but excluding equity and long-term incentive compensation) provided to similarly situated employees of Supernus and its Subsidiaries.
In addition, Supernus (including through a third-party staffing agency) intends to offer temporary employment or a temporary engagement to certain Sage employees (the “Transition Employees”) for a term of up to six (6) months following the Closing. The Transition Employees who accept offers of employment or an engagement from Supernus (including through a third-party staffing agency) will provide services to Supernus (including through a third-party staffing agency) immediately following the Closing for the period of time set forth in their offer letter.
For each: (i) Transition Employee; and (ii) Company Employee who is not a Continuing Employee or a Transition Employee and who is currently employed by, or providing services to, the Acquired Corporations as of the Closing Date (together with the Transition Employees, the “Non-Continuing Employees”), Supernus shall, or shall cause its Affiliates to, provide (x) the severance payments or benefits under the applicable severance plan or other agreement providing for severance payments or benefits as in effect on the date of the Merger Agreement (as disclosed in Section 3.17 of the Company Disclosure Schedule), or as entered into during the Pre-Closing Period in accordance with the Merger Agreement, in each case, whichever is greater but in no event shall any Non-Continuing Employee be entitled to payment under the terms of the Merger Agreement under more than one plan, policy, agreement, or other arrangement; and/or, as applicable, or (y) any payments or benefits provided under an agreement between such Non-Continuing Employee and Sage or any of its Subsidiaries (in each case, as in effect on the date of the Merger Agreement and disclosed in Section 3.17 of the Company Disclosure Schedule), or as entered into during the Pre-Closing Period in accordance with Section 5.2(b) of the Merger Agreement, which are payable solely as a result of the Non-Continuing Employee remaining employed through the originally scheduled payment date, provided that such Non-Continuing Employee is employed by Sage or its Subsidiaries immediately prior to the Closing. All such payments and benefits are referred to as the “Non-Continuing Employee Severance Benefits.
In addition to the Non-Continuing Employee Severance Benefits, any Transition Employee who remains actively employed by Supernus or its Affiliates through the end of the applicable employment or service period as set forth in their offer letter shall be eligible to receive the compensation set forth in such offer letter (the “Transition Payment”).
Except as otherwise required by applicable Legal Requirements, Supernus shall, or shall cause its Affiliates to, pay the Non-Continuing Employee Severance Benefits to each applicable Non-Continuing Employee at or promptly following the Closing, subject to all applicable tax withholdings and deductions. Any Transition Payment due to a Transition Employee shall be paid as soon as reasonably practicable following the expiration of such Transition Employee’s employment or service period, in accordance with the Merger Agreement and the applicable offer letter, and shall also be subject to all applicable Tax withholdings and deductions.
Supernus and Sage and each of their respective Affiliates intend that the Transactions contemplated by the Merger Agreement should not constitute a separation, termination or severance of employment of any Continuing Employee for purposes of the Sage’s Amended and Restated Employee Severance Plan, and that each such Continuing Employee will have continuous employment immediately before and immediately after the Closing.
Following the Closing Date and subject to the terms of the applicable plan documents, applicable Legal Requirements, and applicable tax qualification requirements, Supernus shall, or shall cause the Surviving Corporation or its applicable Subsidiaries to, use reasonable efforts to give each Continuing Employee full credit for such Continuing Employee’s service with Sage and any of its Subsidiaries (and any Affiliates or predecessors thereto) for all purposes except with respect to any retiree health or welfare plan, or defined benefit pension plan or, solely with respect to benefit accrual and vesting, any future long-term incentive program awards, including eligibility to participate in, vesting under and level of benefits under any benefit plans (excluding for purposes of vacation) maintained by Supernus or any of its Affiliates (including the Surviving Corporation and its Subsidiaries) in which the Continuing Employee participates to the same extent recognized by Sage or its applicable Subsidiaries immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.
Following the Closing Date and subject to the terms of the applicable plan documents, applicable Legal Requirements, and applicable tax qualification requirements, Supernus or an Affiliate of Supernus shall use reasonable efforts to (i) waive, or cause to be waived, any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Supernus or an Affiliate that provides health and welfare benefits in which Continuing Employees are eligible to participate following the Closing Date to the extent that such conditions, exclusions and waiting periods would not apply, were previously satisfied, or otherwise waived under a similar Employee Plan in which such Continuing Employees participated immediately prior to the Closing Date, (ii) credit, or cause to be credited, any deductible, co-payment and out-of-pocket maximums incurred or satisfied, as applicable, by any Continuing Employee and their eligible dependents during the calendar year in which the Closing Date occurs to the same extent credited under any comparable Employee Plan immediately prior to the Closing for purposes of satisfying any deductibles, co-payments or out of-pocket maximums under any comparable health plans of Supernus or an Affiliate and (iii) waive, or cause to be waived, any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Closing Date, in each case, to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Closing Date.
The Merger Agreement provides that no current or former employee, director, officer, independent contractor, or other service provider of any Acquired Corporation is or will become entitled to any gross-up or reimbursement for any excise tax imposed under Section 4999 of the Code on any payment, benefit, or distribution made to or for such current or former employee, director, officer, independent contractor, or other service provider in connection with the Transaction.
The Merger Agreement provides that if directed by Supernus in writing at least ten (10) business days prior to the Offer Acceptance Time, Sage shall terminate any and all Employee Plans intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”), effective not later than the business day immediately preceding the Closing Date. In the event that Supernus requests that such Company 401(k) Plan be terminated, Sage shall provide Supernus with evidence that such Sage 401(k) Plan has been terminated pursuant to resolutions of the Sage Board (the form and substance of which shall be subject to reasonable review and comment by Supernus). In the event of the termination of Sage 401(k) Plan following such a request by Supernus, Supernus shall provide that a 401(k) plan sponsored by Supernus or one of its Affiliates shall accept a direct rollover of distributions from such Company 401(k) Plan(s) of the account balances of each Continuing Employee if such rollover is elected in accordance with applicable Legal Requirements by such Continuing Employee.
Notwithstanding anything to the contrary set forth in the Merger Agreement, no provision of the Merger Agreement will be deemed to: (i) create any rights to continued employment or service or guarantee employment for any period of time with Supernus, Sage or any of their respective Affiliates, or preclude the ability of Supernus, Sage or any of their respective Affiliates to terminate the employment or service of any employee or any other Person; (ii) create, terminate, modify, or amend any Employee Plan or any other benefit or compensation plan, program, agreement or arrangement, or limit the ability of Supernus, Sage or any of their respective Affiliates to amend, modify, or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement; (iii) alter or limit the ability of Supernus or Sage or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iv) create any third-party beneficiary rights in any employee or any other Person (or beneficiary or dependent thereof); or (v) be the adoption of, or an amendment to, any “employee benefit plan”, as that term is defined in Section 3(3) of ERISA.
Director and Officer Indemnification and Insurance
The Merger Agreement provides that, for a period of six (6) years from the Effective Time, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) now existing in favor of the current or former directors or officers of any Acquired Corporation and any indemnification or other similar agreements of any Acquired Corporation, in each case as in effect on the date of the Merger Agreement, shall continue in full force and effect in accordance with their terms, and the Acquired Corporations shall perform their obligations thereunder.
Without limiting the foregoing, but subject to the limitations in the Merger Agreement, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Supernus shall cause the Surviving Corporation to, and to cause the Acquired Corporations to, indemnify and hold harmless each individual who is as of the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of any Acquired Corporation or who is as of the date of the Merger Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Corporation as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, (x) Supernus shall cause the Surviving Corporation to, and to cause the Acquired Corporations to, pay, in advance of the final disposition of such claim, action, suit or proceeding, any expenses incurred in defense thereof by the Indemnified Person upon receipt of an undertaking by such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence and (y) Supernus shall cause the Surviving Corporation to, and to cause the Acquired Corporations to, reasonably cooperate in the defense of any such matter.
The Merger Agreement provides that prior to the Effective Time, Sage shall purchase “tail” directors’ and officers’ insurance covering the Acquired Corporations (including the Surviving Corporation), and their current and former directors and officers who are currently covered by the directors’ and officers’

insurance coverage currently maintained by or for the benefit of the Acquired Corporations (including the Surviving Corporation). The tail directors’ and officers’ shall provide coverage in an amount not less than the amount of existing coverage and on other terms not less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Corporations with respect to claims arising from facts or events that occurred at or before the Effective Time. However, in no event shall the cost of any such tail insurance purchased by Sage exceed 300% of the aggregate annual premium most recently paid by the Acquired Corporations prior to the Closing Date.
Sage shall cause its insurers to include “successor in interest” language in the applicable endorsements providing for the “tail” directors’ and officers’ insurance that designates Supernus as a “successor in interest” such that Supernus will be able to be covered by such “tail” insurance as a “successor in interest.”
Conditions of the Offer
See Section 15 — “Conditions of the Offer.”
Conditions to the Merger
The obligation of each party to consummate the Merger is subject to the satisfaction of the following conditions:
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There will not have been issued by any Governmental Body of competent jurisdiction in a jurisdiction where either Supernus and its Affiliates or the Acquired Corporations operate their respective businesses or own any material assets (a “Specified Governmental Body”) and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor will any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Merger by any Specified Governmental Body which prohibits or makes illegal the consummation of the Merger; and

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Purchaser (or Supernus on Purchaser’s behalf) shall have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn.

Termination
The Merger Agreement may be terminated prior to the Effective Time:
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by mutual written consent of Sage and Supernus at any time prior to the Offer Acceptance Time; or

by either Sage or Supernus, if:
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at any time prior to the Offer Acceptance Time, the Closing has not occurred on or before midnight, Eastern Time, on October 13, 2025 (the “End Date”); provided, that (x) if on the End Date all of the conditions set forth in Annex I to the Merger Agreement, other than clause (e) or (g) (solely in respect of Antitrust Laws), shall have been satisfied or waived by Supernus or Purchaser, to the extent waivable by Supernus or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then the End Date shall automatically be extended by a period of sixty (60) days (and all references to the End Date in the Merger Agreement and its Annex I shall be as so extended); (y) if on such extended End Date all of the conditions set forth in Annex I to the Merger Agreement, other than clause (e) or (g) (solely in respect of Antitrust Laws) shall have been satisfied or waived by Supernus or Purchaser, to the extent waivable by Supernus or Purchaser (other than conditions that by their nature are to be satisfied at the Offer Acceptance Time, each of which is then capable of being satisfied), then such extended End Date may be further extended by the mutual written agreement of the Parties; and (z) this termination right will not be available to any Party whose material breach of any provision of the Merger Agreement has caused, or resulted in, the Offer not being consummated by such date (as such date may be extended) (the termination right described in this bullet, an “End Date Termination”);

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a Specified Governmental Body has issued a final and non-appealable order, decree or ruling, or shall have taken any other action, that has the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal; provided, however, that, this termination right will not be available to any Party whose material breach of any provision of the Merger Agreement has been the cause of, or resulted in, the issuance of such final and non-appealable order, decree, ruling or other action or to any Party that has failed to use its reasonable efforts as required by Sections 6.2 and 6.7 of the Merger Agreement to remove such order, decree, ruling or other action; or
by Supernus, at any time prior to the Offer Acceptance Time, if:
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the Sage Board (i) shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or shall have effected a Company Adverse Change Recommendation; or (ii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Sage Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) business days of the commencement of such tender offer or exchange offer (the termination right described in this bullet, a “Board Recommendation Termination”); or

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Sage has breached any of its representations, warranties, covenants or other obligations contained in the Merger Agreement, which breach or failure to perform (i) would give rise to the failure of condition set forth in clause (b) or (c) of Annex I to the Merger Agreement to be satisfied and (ii) is incapable of being cured by the End Date or, if capable of being cured by the End Date, has not been cured within thirty (30) days after the date Supernus gives written notice to Sage of such breach or failure to perform (provided that, this termination right will not be available to Supernus if Supernus or Purchaser is in material breach of any representation, warranty, covenant or obligation of the Merger Agreement which breach would permit Sage to terminate the Merger Agreement) (the termination right described in this bullet, a “Sage Breach Termination”); or

by Sage, at any time prior to the Offer Acceptance Time:
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in order to accept a Superior Offer and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Sage Board shall have determined, in good faith, constitutes a Superior Offer (a “Specified Agreement”) (the termination right described in this bullet, a “Superior Offer Termination”);

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if Supernus breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (a) would reasonably be expected to prevent Supernus or Purchaser from consummating the Transactions and (b) is incapable of being cured by the End Date, or if capable of being cured by the End Date, has not been cured by Supernus within thirty (30) days after Sage gives Supernus a written notice of such breach or failure to perform (provided that, this termination right will not be available to Sage if it is in material breach of any representation, warranty, covenant or obligation of the Merger Agreement which breach would give rise to a failure of a condition set forth in clause (b) or (c) of Annex I of the Merger Agreement (if such condition were tested as of the date of such breach instead of as of the Offer Acceptance Time)); or

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if following the expiration of the Offer, Purchaser shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer in accordance with the Merger Agreement or if following the Offer Acceptance Time, Purchaser shall have failed to purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer in accordance with the Merger Agreement.

Termination Fee
Sage will pay, or cause to be paid, to Supernus a termination fee of $22,376,056 in cash (the “Termination Fee”) in the event that:
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the Merger Agreement is terminated by Sage in accordance with a Superior Offer Termination;

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the Merger Agreement is terminated by Supernus in accordance with a Board Recommendation Termination; or

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each of the below occurs:

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(A)   Either Sage or Supernus terminates the Merger Agreement in accordance with an End Date Termination (but in the case of a termination by Sage, only if at such time Supernus would not be prohibited from terminating this Agreement pursuant to proviso (y) of the definition of End Date Termination) or by Supernus pursuant to a Sage Breach Termination;

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(B)   after the date of the Merger Agreement and prior to such termination, a bona fide Acquisition Proposal has been publicly disclosed by any Person and not publicly withdrawn; and

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(C)   within twelve (12) months of such termination, Sage enters into a definitive agreement with respect to, or consummates an Acquisition Proposal; provided, that for purposes of the preceding clauses (B) and (C) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

In no event shall Sage be required to pay the Termination Fee on more than one occasion.
Payment of the Termination Fee will constitute the sole and exclusive remedy of Supernus, Purchaser or any of their respective Affiliates against the Acquired Corporations and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Offer or the Merger to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise, and upon payment of the Termination Fee, none of the Company Related Parties will have any further liability or obligation relating to or arising out of the Merger Agreement or the Transactions. If Sage fails to timely pay any amount due pursuant to Section 8.3(b) of the Merger Agreement, and, in order to obtain the payment, Supernus commences a Legal Proceeding which results in a judgment against Sage, Sage shall pay Supernus its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
Rule 14d-10(d) Matters
Prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the compensation committee of the Sage Board will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Purchaser, Sage or their respective Affiliates and any of the officers, directors or employees of Sage or its Subsidiaries that are effective as of the date of the Merger Agreement or are entered into after the date of the Merger Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act.
Section 16 Matters
Prior to the Offer Acceptance Time, Sage and the Sage Board shall take appropriate action, to the extent necessary, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of the Shares and Sage’s Equity Awards in the Merger by any officer or director of Sage who is subject to Section 16 of the Exchange Act intended to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Fees and Expenses
Subject to certain exceptions and subject to the provisions described in “— Termination Fee,” all fees and expenses incurred in connection with the Merger Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer and Merger are consummated.

Amendment; Waiver
Prior to the Effective Time, the Merger Agreement may be amended with the approval of the respective boards of directors of Sage, Supernus and Purchaser at any time. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
No failure on the part of any Party to exercise any power, right, privilege or remedy under the Merger Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under the Merger Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
At any time prior to the Effective Time, Supernus and Purchaser, on the one hand, and Sage, on the other hand, may, to the extent permissible under applicable Legal Requirements, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto or (c) waive compliance by the other with any of the agreements or covenants contained therein. Any such extension or waiver shall be valid only if is expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Governing Law and Venue
The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The exclusive jurisdiction and venue for any action or proceeding arising out of or relating to the Merger Agreement or any of the Transactions is (A) the Court of Chancery of the State of Delaware and any state appellate court therefrom, (B) if (but only if) the court in clause (A) lacks subject matter jurisdiction, the Superior Court of the State of Delaware sitting in New Castle County and any state appellate court therefrom or (C) if (but only if) the courts in clause (A) and (B) lack subject matter jurisdiction, the United States District Court sitting in the State of Delaware and any appellate court therefrom (collectively the “Delaware Courts”).
Specific Performance
The parties to the Merger Agreement acknowledged and agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof in the Delaware Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under the Merger Agreement, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither Sage nor Supernus would have entered into the Merger Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in accordance with its applicable terms shall not be required to provide any bond or other security in connection with any such order or injunction.
Waiver of Jury Trial
Each of the parties to the Merger Agreement irrevocably and unconditionally waived any right it may have to a trial by jury in any litigation arising out of, relating to or in connection with the Merger Agreement.

CVR Agreement
Pursuant to the Merger Agreement, holders of shares of Sage Common Stock, In the Money Options, Sage RSUs, and certain Sage PSUs (as described in — Sage Equity Awards and Sage 2014 Employee Stock Purchase Plan) shall become entitled to receive contingent cash payments of the Milestone Payments pursuant to the CVR Agreement, a form of which is set forth in Annex III to the Merger Agreement. The capitalized terms used in this Section — “CVR Agreement” not defined herein shall have the meaning as provided in the CVR Agreement.
Supernus and a rights agent mutually acceptable to Supernus and Sage (the “Rights Agent”) shall enter into the CVR Agreement governing the terms of the CVR to be received by Sage stockholders. Each holder of Shares will be entitled to one (1) CVR per Share. Each CVR represents a non-transferable and non-tradable contractual right of a holder to receive contingent Milestone Payments, in cash, without interest and less any required withholding taxes, upon the achievement of the applicable Milestones. Each Milestone Payment for a given holder, shall be calculated as the product of (a) the Milestone Payment and (b) the number of CVRs held by such holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice.
The CVR Agreement sets forth the terms for the four (4) Milestone Payments, as follows:
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One milestone payment of $0.50 per CVR, net to the seller in cash, subject to any withholding of taxes and without interest (the “Milestone 1 Payment”) is payable (subject to certain terms and conditions) upon the first commercial sale after Regulatory Approval (as defined below) in Japan to a third-party customer of the pharmaceutical product that, as of the date of the CVR Agreement, is marketed in the United States under the name ZURZUVAE and is the subject of the current regulatory filing (including any amended filings based thereon) by Shionogi & Co., Ltd., inclusive of its affiliates, in Japan for Major Depressive Disorder by June 30, 2026 (the “Milestone 1 Deadline Date”).

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A second Milestone Payment of $1.00 per CVR, net to the seller in cash, subject to any withholding of taxes and without interest (the “Milestone 2 Payment”) is payable (subject to certain terms and conditions) if Net Sales (as defined below) of ZURZUVAE are equal to or exceed $250 million in the United States (the “U.S.”) during a calendar year on or prior to December 31, 2027 (the “Milestone 2 Deadline Date”).

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A third Milestone Payment of $1.00 per CVR, net to the seller in cash, subject to any withholding of taxes and without interest (the “Milestone 3 Payment”) is payable (subject to certain terms and conditions) if Net Sales of ZURZUVAE are equal to or exceed $300 million in the U.S. during a calendar year on or prior to December 31, 2028 (the “Milestone 3 Deadline Date”).

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A fourth Milestone Payment of $1.00 per CVR, net to the seller in cash, subject to any withholding of taxes and without interest (the “Milestone 4 Payment”, and collectively with the Milestone 1 Payment, Milestone 2 Payment, and the Milestone 3 Payment, the “Milestone Payments” and each, a “Milestone Payment”) is payable (subject to certain terms and conditions) if Net Sales of ZURZUVAE are equal to or exceed $375 million in the U.S. during a calendar year on or prior to December 31, 2030 (the “Milestone 4 Deadline Date”, and collectively with the Milestone 1 Deadline Date, Milestone 2 Deadline Date, and the Milestone 3 Deadline Date, the “Milestone Deadline Dates” and each, a “Milestone Deadline Date”).

“CVR Product” means ZURZUVAE.
“Net Sales” means:
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with respect to the CVR Product, to the extent received by or allocable to Supernus or any of its Affiliates (including, any applicable Sage Allocations), the gross amount invoiced by or on behalf of any member of the Parent Rights Chain Group for the Gross Sales less certain Deductions;

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sales returns and allowances actually paid, granted or accrued on such CVR Product, including reasonable and customary trade, quantity, prompt pay and cash discounts and any adjustments granted on account of price adjustments or billing errors;

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credits or allowances given or made for rejection, recall, return or wastage replacement of, and for uncollectible amounts on, such CVR Product or for rebates or retroactive price reductions (including Medicare, Medicaid, copay assistance, managed care and similar types of rebates and chargebacks);

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taxes, duties or other governmental charges levied on, or measured by, the billing amount for such CVR Product, as adjusted for rebates and refunds, including pharmaceutical excise taxes (such as those imposed on the CVR Product by the United States Patient Protection and Affordable Care Act of 2010 and other comparable laws), but which will not include any tax, duty or other charge imposed on or measured by net income (however denominated) or any franchise taxes, branch profits taxes or similar tax;

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charges for freight, customs and insurance specifically related to the distribution of such CVR Product and reasonable wholesaler and distributor administration fees; and

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other future similar deductions, taken and consistently applied in the ordinary course of business by such Selling Party. Such amounts will be determined consistent with a Selling Party’s customary practices and in accordance with GAAP. It is understood that any accruals for individual items reflected in Net Sales are periodically (at least quarterly) trued up and adjusted by each Selling Party consistent with its customary practices and in accordance with GAAP.

Notwithstanding anything to the contrary set forth in the CVR Agreement, Net Sales will not be imputed to transfers of CVR Product to third parties as bona fide Samples, as donations, for clinical study purposes, or for any expanded access program, compassionate sales or use program (including named patient program or single patient program), indigent program, or for other charitable or promotional purposes or similar limited purposes. Sale or transfer of CVR Product between any of the Selling Parties will not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Selling Party unless such Selling Party is an end-user.
To the extent that any Selling Party receives consideration other than or in addition to cash upon the sale or disposition of a CVR Product to a non-Selling Party, Net Sales will be calculated based on the average price charged for such CVR Product, as applicable, during the prior calendar quarter, or in the absence of such sales, based on the Selling Party’s reasonable determination of the fair market value of the CVR Product.
Net Sales will not include amounts or other consideration received by a Selling Party in consideration of the grant of a license, sublicense or co-promotion or distribution right; provided that such consideration is not a Sage Allocation or in lieu of all or a portion of the transfer price of the CVR Product.
Commencing upon the closing of the Merger, Supernus has agreed to, and has agreed to cause each of its Affiliates to (i) use Commercially Reasonable Efforts (as defined below) to achieve each Milestone and (ii) refrain from taking any action in bad faith or without reasonable basis which is intended to prevent, or the primary effect of which is to prevent, the achievement of any of the Milestones. For the avoidance of doubt, this covenant shall not be breached by any action or inaction of Biogen or any other Person that is not an Affiliate of Supernus.
“New Drug Application” or “NDA” means: a New Drug Application, as defined in the Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder, or any analogous application or submission with any Regulatory Authority outside the United States.
“Regulatory Approval” means: approval of an NDA by the U.S. Food and Drug Administration (FDA) or any Regulatory Authority outside the U.S. For purposes of the CVR Agreement, “Regulatory Approval” will be determined without regard to any post-approval requirements, including any post-approval confirmatory study requirements or implementation of any risk evaluation and mitigation strategy requirements.
“Regulatory Authority” means any supranational, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other Governmental Body, including FDA, regulating or otherwise exercising authority with respect to manufacturing, research, development or commercialization of a pharmaceutical product in any country or regulatory jurisdiction.
“Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts commonly used in the pharmaceutical industry by a publicly-traded company of comparable size and resources as Supernus in connection with the development and commercialization of a pharmaceutical product of similar commercial potential as the CVR Product and at a similar stage in such product’s lifecycle, taking into account the proprietary position of the product (including with respect to patent or regulatory exclusivity, intellectual property scope, subject matter and coverage), safety and efficacy, product profile, the competitiveness of other products in development and in the marketplace, the regulatory status and approval process, anticipated or approved labeling, market potential, the profitability of the CVR Product (including pricing and reimbursement status), and other relevant technical, legal, scientific or medical factors, but excluding from such consideration the obligation to make the Milestone Payments upon the achievement of the Milestones.
There can be no assurance that the Milestones described above will be achieved on or prior to their respective Milestone Deadline Date and that the resulting payment will be required of Supernus with respect to the Milestones.
If a Milestone has not been attained by the applicable Milestone Deadline Date, Supernus shall deliver to the Rights Agent, on a date that is within sixty (60) days following the last day of the applicable Milestone Deadline Date, a written notice (the “Expiry Notice”) indicating which Milestone was not attained and an Officer’s Certificate certifying that such Milestone was not attained and is not payable to the Holders of such CVR.
CVR Transfer
The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than (i) upon death of a holder by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by the Depository Trust Company (together with the foregoing clauses (i)-(iv), “Permitted Transfers”); or (v) a Holder’s abandonment of a CVR to Supernus or any of its affiliates.
Subject to the restrictions on transferability set forth in the CVR Agreement and described above, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of the CVR Agreement, register the transfer of the CVRs in the CVR Register.
The CVR will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVR to any Holder.
The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and permitted transfers thereof. The register will initially show one position for Cede & Co. representing all the Shares held by the Depository Trust Company (the “DTC”) on behalf of the street holders of the Shares tendered by such holders in the Offer or held by such holders as of the applicable time. The Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.
The foregoing description of the CVR Agreement, including the definitions, does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, which is provided in Annex III to the Merger Agreement and filed as Exhibit (d)(2) of the Schedule TO.

Mutual Non-Disclosure Agreement
On January 24, 2025, Sage and Supernus entered into a mutual non-disclosure agreement (the “Non-Disclosure Agreement”), in connection with the consideration by Supernus of a possible business relationship with Sage. Under the terms of the Non-Disclosure Agreement, each party agreed, subject to certain exceptions including the ability to make disclosure required by applicable law, to keep confidential certain confidential information or nonpublic information relating to the other for a period lasting up to two years from the date of the Non-Disclosure Agreement. The agreement did not contain a standstill provision for the benefit of Sage.
The foregoing summary and description of the Non-Disclosure Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Non-Disclosure Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.
Confidentiality Agreement
Sage and Supernus entered into a confidentiality agreement, dated February 5, 2025 (the “Confidentiality Agreement”), in connection with each party’s consideration of a potential negotiated transaction between the parties. Under the terms of the Confidentiality Agreement, Supernus agreed, subject to certain exceptions, to keep confidential certain proprietary or non-public information relating to Sage, including the existence and subject matter of the discussions and negotiations concerning a potential negotiated transaction between the parties, and to not disclose, in whole or in part, any of the evaluation material it received from Sage to any person without Sage’s prior written consent. Supernus also agreed to abide by a standstill provision which ceased to be effective upon the execution of the Merger Agreement and the announcement of the Transactions. The Confidentiality Agreement provides that, with respect to Evaluation Material that constitutes “Confidential Information” under the Biogen Collaboration Agreement, any provision under the Confidentiality Agreement would be modified and interpreted to comply with Sage’s obligations thereunder.
The foregoing summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which Purchaser has included as Exhibit (d)(4) to the Schedule TO and is incorporated herein by reference.
12.
Purpose of the Offer; Plans for Sage

Purpose of the Offer
The purpose of the Offer is for Supernus, through Purchaser, to acquire control of, and would be the first step in Supernus’s acquisition of the entire equity interest in, Sage. The Offer is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, Purchaser intends to complete the Merger as soon as practicable thereafter.
The Sage Board has unanimously: (1) determined that the Merger Agreement and the Transactions are fair to, and in the best interest of, Sage and its stockholders; (2) declared it advisable to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Sage of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger; (4) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (5) resolved to recommend that Sage’s stockholders tender their Shares to Purchaser pursuant to the Offer; in each case, on the terms and subject to the conditions of the Merger Agreement.
If the Offer is consummated, we will not seek the approval of Sage’s remaining stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the constituent corporation that would otherwise be required to approve a merger for the constituent corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the constituent corporation. Accordingly, if we consummate the Offer, we are required pursuant to the Merger Agreement to complete the Merger without a vote of Sage’s stockholders in accordance with Section 251(h) of the DGCL.
Plans for Sage
After completion of the Offer and the Merger, Sage will be a wholly owned subsidiary of Supernus. In connection with Supernus’s consideration of the Offer, Supernus has developed a plan, on the basis of available information, for the combination of the business of Sage with that of Supernus. Supernus plans to integrate Sage’s business and products into Supernus’s business and product offerings. Supernus will continue to evaluate and refine the plan and may make changes to it as additional information is obtained.
Except as set forth in this Offer to Purchase and the Merger Agreement, and as contemplated by the Transactions, Supernus and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Sage (such as a merger, reorganization, liquidation or sale or other transfer of a material amount of assets), (ii) any purchase, sale or transfer of a material amount of assets of Sage; (iii) any material change in Sage’s dividend policy, or indebtedness (if any) or capitalization; (iv) a class of securities of Sage being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (v) any change to the management of Sage; (vi) any other material change in Sage’s corporate structure or business; or (vii) a class of equity securities of Sage being eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.
Upon completion of the Merger, Purchaser and Supernus plan to replace all of the members of the Sage Board and do not expect that any current member of the Sage Board will become a member of the board of directors of either Purchaser or Supernus. Upon completion of the Merger, Supernus plans to extend offers of employment to certain employees of Sage, including certain of its current officers. Such offers are expected to provide for the payment of certain relocation expenses. Accordingly, Supernus plans to close offices currently used by Sage and relocate certain employees of Sage to offices currently used by Supernus.
After completion of the Merger, we intend to cause the Shares to be delisted from The Nasdaq Stock Market LLC (“Nasdaq”) and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
13.
Certain Effects of the Offer

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Promptly after the consummation of the Offer, and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we and Sage will consummate the Merger as soon as practicable pursuant to Section 251(h). Immediately following the Merger, all of the issued and outstanding shares of Sage’s common stock will be held by Supernus.
Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
Stock Quotation.   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq if, among other things, Sage does not meet the requirements for the number of publicly held Shares, the aggregate market value of the publicly held Shares or the number of market makers for the Shares. Supernus will seek to cause the delisting of Shares on Nasdaq as soon after the consummation of the Offer as the requirements for termination of the listing are satisfied.
If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations of the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon notice of Sage to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Sage to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Sage, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Sage and persons holding “restricted securities” of Sage to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. We will cause the delisting of the Shares from Nasdaq and the termination of the registration of the Shares under the Exchange Act as soon after completion of the Merger as the requirements for such delisting and termination of registration are satisfied.
14.
Dividends and Distributions

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Supernus, Sage will not declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Sage.
15.
Conditions of the Offer

The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions below. Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer: (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the Merger Agreement), if: (A) the Minimum Condition, the Termination Condition, the Regulatory Condition or the Order Condition shall not be satisfied by the Offer Acceptance Time; or (B) any of the Representations Condition, the Obligations Condition, the MAE Condition and the Officer’s Certificate Condition shall not be satisfied or waived in writing by Supernus by the Offer Acceptance Time:
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there shall have been validly tendered (and not validly withdrawn) Shares that, considered together with all other Shares (if any) beneficially owned by Supernus and its Affiliates, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”); provided, however, that for purposes of determining whether the Minimum Condition has been satisfied, the Parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL);

•
the representations and warranties of Sage set forth in Sections 3.3(a), 3.3(c), and 3.3(d) of the Merger Agreement shall be accurate except for any de minimis inaccuracies as of the date of the Merger Agreement and as of the Expiration Date as if made on such date (without taking into account any “Material Adverse Effect” and “materiality” qualifications); the representations and warranties set forth in the first two (2) sentences of Section 3.1(a) (Due Organization), Section 3.2 (Governing Documents), the remainder of Section 3.3 (excluding those in clause (a)), Section 3.22 (Takeover Laws), Section 3.24 (Fairness Opinion), and Section 3.25 (Brokers) of the Merger Agreement shall be accurate in all material respects (without taking into account any “Material Adverse Effect” and “materiality” qualifications) as of the date of the Merger Agreement and as of the Expiration Date; the representations and warranties set forth in Sections 3.5(b) (No Material Adverse Effect) and 3.21 (Authority) of the Merger Agreement shall be accurate in all respects as of the date of the Merger Agreement and as of the Expiration Date; and all Sage’s other representations and warranties are accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications) as of the date of the Merger Agreement and the Expiration Date, except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse (the “Representations Condition”);

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Sage shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (or any failure to comply or perform shall have been cured by such time) (the “Obligations Condition”);

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since the execution and delivery of the Agreement, there shall not have occurred any Material Adverse Effect which is continuing (the “MAE Condition”);

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any waiting period (or any extension thereof) applicable to the Offer under the HSR Act shall have expired or been terminated (the “Regulatory Condition”);

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Supernus and Purchaser shall have received a certificate executed on behalf of Sage by the Sage’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses (b), (c) and (d) of Annex I to the Merger Agreement have been satisfied (the “Officer’s Certificate Condition”);

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there shall not have been issued by any Specified Governmental Body of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any Specified Governmental Body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (the “Order Condition”); and

•
the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions are for the sole benefit of Supernus and Purchaser and (except for the Minimum Condition, the Termination Condition, the Regulatory Condition and the Order Condition) may be waived by Supernus and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Supernus and Purchaser, to the extent permitted under applicable Legal Requirements.
16.
Certain Legal Matters; Regulatory Approvals

General.   Based on our examination of publicly available information filed by Sage with the SEC and other publicly available information concerning Sage, we are not aware of any governmental license or regulatory permit that appears to be material to Sage’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our purchase of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except for takeover laws in jurisdictions other than Delaware as described below under “State Takeover Laws,” such approval or other action will be sought. However, except for observance of the waiting periods and obtaining the required approvals summarized under “Antitrust Compliance” below in this Section 16, we do not anticipate delaying the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or action, if needed, will be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Sage’s business or that certain parts of Sage’s business might not have to be disposed of or held separate, any of which may give us the right to terminate the Offer at any Expiration Date without accepting for payment any Shares validly tendered (and not validly withdrawn) pursuant to the Offer. Our obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including, among other conditions, the Regulatory Condition. See Section 15 — “Conditions of the Offer.”
Antitrust Compliance
Under the HSR Act and the related rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions, including Purchaser’s purchase of Shares pursuant to the Offer, may not be consummated until certain information and documentary material has been furnished for review by the federal antitrust regulators, the FTC and the Antitrust Division of the Department Of Justice (the “Antitrust Division”), and a thirty-day waiting period has expired or been terminated. Supernus and Sage have filed their respective Premerger Notification and Report Forms concerning the Offer with the FTC and the Antitrust Division and the waiting period will expire following a thirty-day waiting period at 11:59 PM (Eastern Time) on July 25, 2025, unless: (i) the FTC and Antitrust Division grant early termination of the waiting period; (ii) Purchaser voluntarily withdraws and refiles to allow an additional thirty-day waiting period; or (iii) Purchaser receives a request for additional information or documentary material (a “Second Request”) prior to the expiration of the waiting period.
If the thirty-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. Eastern Time of the next day that is not a Saturday, Sunday or federal holiday. If, however, Purchaser and Sage receive a Second Request from either the FTC or the Antitrust Division prior to such expiration, the waiting period with respect to the Offer will be extended for an additional period of thirty days, which will not begin to run until Purchaser has certified substantial compliance with the Second Request. Complying with a Second Request can take a significant period of time. Even though the waiting period is not affected by a Second Request to Sage or by Sage supplying the requested information, Sage is obliged to respond to the request as promptly as practicable. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. However, Purchaser and Sage, on the one hand, can agree to extend the waiting period to resolve any remaining issues. After that time, the waiting period may be extended only by court order or with each party’s consent. The FTC or the Antitrust Division may terminate the additional thirty-day waiting period before its expiration.
The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions like the Offer and the Merger. At any time, the FTC or the Antitrust Division could take any action under the antitrust laws that it considers necessary or desirable in the public interest, including seeking (i) to enjoin the purchase of Shares pursuant to the Offer, (ii) to enjoin the Merger, (iii) to require Purchaser (or, after completion of the Merger, Supernus) to divest the Shares, or (iv) to require us or Sage to divest substantial assets or seek other conduct relief. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. At any time before the consummation of the Merger, any state or private party could seek to enjoin the consummation of the Merger or seek other structural or conduct relief or damages. See Section 15 — “Conditions of the Offer.” After the waiting period expires and the Merger is consummated, it remains subject to the antitrust laws, as neither expiration of the waiting period nor closing of the Merger indicates an approval of the Merger by federal antitrust regulators.
Based upon an examination of publicly available information and other information relating to the businesses in which Sage is engaged, Supernus and Sage believe that neither the purchase of Shares by Purchaser pursuant to the Offer nor the consummation of the Merger should violate applicable antitrust laws. Nevertheless, neither Supernus nor Sage can be certain that a challenge to the Offer or the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 15 — “Conditions of the Offer.”

State Takeover Laws
Sage is incorporated under the laws of the State of Delaware and is subject to the provisions of Section 203 of the DGCL (“Section 203”). In general, Section 203 prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Sage Board approved the Merger Agreement and the Transactions, and the restrictions on “business combinations” described in Section 203 are inapplicable to the Merger Agreement and the Transactions.
Sage conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions of the Offer.”
Going Private Transactions
The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Sage for purposes of the Exchange Act; (ii) we anticipate that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same price per Share as the Offer Price.
Stockholder Approval Not Required
Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Sage stockholders. Following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Supernus, Purchaser and Sage will take all necessary action to effect the Merger as soon as practicable without a meeting of Sage’s stockholders in accordance with Section 251(h) of the DGCL.
17.
Appraisal Rights

No appraisal rights are available to the stockholders (for purposes of this Section 17, references to “stockholders” includes holders of record and beneficial owners unless otherwise noted) who tender such Shares in connection with the Offer. If the Offer and Merger are consummated, the stockholders who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter lose their appraisal rights (by withdrawal, failure to perfect or otherwise), in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest thereon, if any, as determined by such court. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.
In determining the “fair value” of any Shares, the Court of Chancery will take into account all relevant factors. Stockholders should recognize that “fair value” so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price) and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Section 262 provides that, if a merger was approved pursuant to Section 251(h), either a constituent corporation before the effective date of the merger or the surviving corporation within ten (10) days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which this section may be accessed without subscription or cost. The Schedule 14D-9 constitutes the formal notice by Sage to its stockholders of appraisal rights in connection with the Merger under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder wishes to elect to exercise appraisal rights under Section 262 in connection with the Merger, such stockholder must do all of the following:
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prior to the later of the consummation of the Offer and twenty (20) days after the date of dissemination of the Schedule 14D-9, deliver to Sage a written demand for appraisal of Shares held, which demand must reasonably inform Sage of the identity of the stockholder and that the stockholder is demanding appraisal;

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not tender such stockholder’s Shares in the Offer;

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continuously hold of record or beneficially own the Shares from the date on which the written demand for appraisal is made through the Effective Time; and

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comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

In addition, one of the ownership thresholds must be met and a stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all persons entitled to appraisal within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.
In the case of a demand for appraisal made by a beneficial owner, the demand must (i) reasonably identify the holder of record of the Shares for which the demand is made, (ii) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of the Shares and a statement that such documentary evidence is true and correct and (iii) provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the verified list required by Section 262 of the DGCL.
A stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the Merger Consideration. To do so, a stockholder who has not commenced or joined an appraisal proceeding may deliver to the Surviving Corporation a written withdrawal of such person’s demand for appraisal in respect of some or all of such person’s shares in accordance with Section 262(e), either within 60 days after the Effective Time or thereafter with the written approval of the Surviving

Corporation. Notwithstanding the foregoing, an appraisal proceeding in the Delaware Court of Chancery shall not be dismissed as to any person without the approval of the Court, which approval may be conditioned upon such terms as the Court deems just.
The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by the stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. If any stockholders shall have failed to perfect or shall have effectively withdrawn or lost such stockholder’s right to appraisal and payment under the DGCL, such stockholder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Offer Price. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares, but, instead, upon the terms and subject to the conditions of the Offer, you will receive the Offer Price for your Shares. The foregoing summary does not constitute any legal or other advice, nor does it constitute a recommendation to exercise appraisal rights under Section 262 of the DGCL. Stockholders who are considering exercising their appraisal rights are urged to consult their respective legal advisors before electing or attempting to exercise such rights.
18.
Fees and Expenses

Purchaser has retained D.F. King & Co., Inc. to be the Information Agent and Equiniti Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
None of Supernus or Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
19.
Miscellaneous

The Offer is being made to all holders of Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or any other law or regulation of such jurisdiction. If we become aware of any U.S. state which the making of the Offer or the acceptance of Shares would not be in compliance with law or regulation, we will make a good faith effort to comply with any such law or regulation. If, after such good faith effort, we cannot comply with any such law or regulation, the Offer will not be made to (nor will tenders be accepted from or on behalf of holders of) the holders of Shares in such jurisdiction. In those jurisdictions where applicable laws or regulations require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Supernus or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Supernus, Purchaser, the Depositary or the Information Agent for the purposes of the Offer.

Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, Sage has filed or will file, pursuant to Rule 14d-9 under the Exchange Act, the Schedule 14D-9 with the SEC, together with exhibits, setting forth the recommendation of the Sage Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7 — “Certain Information Concerning Sage” above.
Saphire, Inc.
July 2, 2025

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND SUPERNUS
1.   PURCHASER
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser are set forth below. The business address of Purchaser is Saphire, Inc., 9715 Key West Avenue Rockville, Maryland 20850. The telephone number at such office is (301) 838-2500. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Jack A. Khattar President, Treasurer and Director	Jack A. Khattar is the founder of Supernus and has served as its President, Chief Executive Officer and Secretary and a Director since 2005. From 1999 to 2005, Mr. Khattar served in various positions during that time as a board member, President and Chief Executive Officer of Shire Laboratories Inc., the drug delivery subsidiary of Shire plc. From 1999 to 2004, he also served as a member of Shire plc’s executive committee. Prior to that, Mr. Khattar served as an executive officer and the Chairman of the management committee at CIMA Labs Inc. (CIMA), a drug delivery company where he was also responsible for business development, corporate alliances and strategic planning. Prior to joining CIMA in 1995, Mr. Khattar held several marketing and business development positions at Merck & Co., Novartis, Playtex and Kodak in various locations, including the United States, Europe and the Middle East. Mr. Khattar currently serves on the boards of directors of Navitor Pharmaceuticals, LLC a privately-held development stage biotechnology company, and on the advisory board of New Rhein Healthcare, a private equity firm. Mr. Khattar also serves as Chairman of the board of directors of scPharmaceuticals and Cognition Therapeutics Inc., two publicly traded pharmaceutical companies. Mr. Khattar earned his degrees in Marketing with a BBA from American University of Beirut and an MBA from the Wharton School of the University of Pennsylvania. Mr. Khattar’s leadership, executive, managerial, business and pharmaceutical company experience, along with his more than 30 years of industry experience in the development and commercialization of pharmaceutical products and drug delivery technologies, qualify him to be a director.
Bryan Roecklein, Ph.D. Vice President, Secretary and Director	Bryan A. Roecklein, Ph.D, joined Supernus in 2015 as Vice President of Corporate Development. Prior to joining Supernus, he was most recently a member of the U.S. Executive Team at Meda Pharmaceuticals, leading the Corporate Development function. Prior to that, he was Vice President of Marketing and Business Development, with responsibilities covering Marketing, Access, Trade and Acquisition Strategy. From 2001 to 2011, at MedPointe, then Meda Pharmaceuticals, Dr. Roecklein held various positions with increasing responsibility in Portfolio Management, New Product Planning, Marketing, Medical Education and Commercial Development. From 1998 to 2001, Dr. Roecklein led commercial development at Kimeragen and ValiGene, and from 1995-1998, he was an independent Investigator at the Fred Hutchinson Cancer Research Center.

Schedule I-1

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Dr. Roecklein earned his B.S. from University of Maryland, College Park and Ph.D in Molecular, Cellular, and Developmental Biology from the University of Colorado Boulder.
2.   SUPERNUS
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Supernus are set forth below. The business address of each such director and executive officer is 9715 Key West Avenue Rockville, Maryland 20850. The telephone number at such office is (301) 838-2500. Except as otherwise indicated, all directors and executive officers listed below are citizens of the United States.
Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Dr. Carrolee Barlow, M.D., Ph.D. Director
Carrolee Barlow has served as a member of Supernus’ Board of Directors since 2018. Dr. Barlow is a renowned expert in neuroscience and neurodegeneration, rare diseases and clinical development of new therapies. Dr. Barlow serves as Consulting Chief Medical Officer to several companies. Most recently, she was the Chief Medical Officer of Arialys, a position she held from August 2023 to March 2024. Prior to assuming that role, she served as Chief Medical Officer of EScape Bio, a position she held from January 2019 to August 2022. Prior to EScape, Dr. Barlow served as Chief Executive Officer of the Parkinson’s Institute and Clinical Center (Parkinson’s Institute), an independent nonprofit organization providing research, clinical trials and patient care for Parkinson’s and related disorders. There, she led all aspects of basic research, clinical research, and clinical care, as well as partnerships with biotech and pharmaceutical companies. She remained a member of the board of directors for the Parkinson’s Institute until 2019. Before joining the Parkinson’s Institute in 2014, since 2008 Dr. Barlow has also served as a consultant and advisor to a variety of biotechnology companies addressing neurologic, psychiatric, metabolic and rare genetic diseases. She was acting Chief Medical Officer at Amicus Therapeutics leading the execution, analysis and regulatory interactions that resulted in the approval of the first small-molecule therapy for Fabry disease (migalastat). She also led efforts that resulted in the first proof-of-concept clinical studies in patients for two novel biologic programs for Pompe and Fabry diseases. Previously, Dr. Barlow was a co-founder, Chief Scientific Officer and Chief Medical Officer of BrainCells Inc., advancing new therapeutic approaches for neurological and psychiatric disease, and worked at Merck Research Laboratories as Director of Molecular Neuroscience and worldwide leader of the Stroke and Neurodegeneration therapeutic areas. Earlier in her career, Dr. Barlow was a professor at the Salk Institute for Biological Studies, where she was a pioneer in the nascent field of neurogenomics. Dr. Barlow served as a member of the board of directors of Orphazyme A/S, a publicly traded company, and on the scientific advisory boards of ReCode Therapeutics, Kainos Medicine, CIONIC, and Rune Biosciences, each a private company. Dr. Barlow received her M.D. from the University of Utah and completed her residency in internal medicine at The New York Hospital, Cornell Medical Center. She went on to earn a Ph.D. in molecular and developmental biology at the Karolinska Medical Nobel Institute in Stockholm, Sweden. Shortly thereafter, she joined the National Institutes of Health and completed specialty training in

Schedule I-2

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
endocrinology and a postdoctoral fellowship in neurogenetics at the National Human Genome Research Institute. Dr. Barlow is an author of approximately 100 peer-reviewed research papers, review articles and book chapters, and is an inventor on numerous U.S. patents. Dr. Barlow’s extensive executive and pharmaceutical research experience with various neurological and psychiatric diseases qualifies her to serve as a director.
Padmanabh P. Bhatt, Ph.D. Senior Vice President, Chief Scientific Officer Intellectual Property	Padmanabh P. Bhatt, Ph.D., has served as Supernus’ Senior Vice President of Intellectual Property and Chief Scientific Officer since March 2012. Prior to that, he served as Supernus’ Vice President of Pharmaceutical Sciences since 2005. From 2003 to 2005, Dr. Bhatt was Vice President of Advanced Drug Delivery at Shire Laboratories Inc. From 2001 to 2003, Dr. Bhatt served as Vice President of Research and Development and Chief Technology Officer at Point Biomedical Corporation. From 1996 to 2001, he served at ALZA Corporation (now a Johnson & Johnson company) in various positions from Product Development Manager to Director of Technical Development. Prior to that time, Dr. Bhatt held positions as Research Specialist and Group Leader of Novel Drug Delivery at Dow Corning Corporation (from 1992 to 1996) and Senior Scientist at Hercon Laboratories (from 1989 to 1992). Dr. Bhatt earned his Bachelor of Pharmacy and Master of Pharmacy degrees from the University of Bombay, India. Dr. Bhatt also holds M.S. and Ph.D. degrees in Pharmaceutical Chemistry from the University of Kansas.
Timothy C. Dec Senior Vice President, Chief Financial Officer	Timothy C. Dec has served as Supernus’ Senior Vice President, Chief Financial Officer since August 2021. He has more than 35 years of experience in accounting and finance across many industries, including healthcare. His experience includes serving in chief financial officer or other senior financial executive roles at three publicly traded companies listed on Nasdaq, and with private equity-backed companies. Most recently, from April 2015 to July 2021, Mr. Dec was Chief Financial Officer of OpGen, Inc., a Nasdaq listed company engaged in the development and commercialization of molecular microbiology solutions to help combat infectious diseases. Prior to joining OpGen, Mr. Dec served as Senior Vice President and Chief Financial Officer for Clubwidesports, LLC, a start-up sports management software company, from January 2014 to April 2015. From August 2007 to December 2012, Mr. Dec served as Senior Vice President and Chief Financial Officer of Fortress International Group, Inc., a publicly traded company. From June 2006 to August 2007, Mr. Dec was Senior Vice President, Chief Financial Officer of Presidio Networked Solutions, a private company, and from June 1999 to June 2006, was Senior Vice President, Chief Accounting Officer and Treasurer of Broadwing Corporation (formerly Corvis Corporation), a publicly traded company. Mr. Dec also has public accounting firm experience and served as an Adjunct Professor teaching M.B.A courses in finance at Mount St. Mary’s University from January 2013 to August 2017. Mr. Dec received his B.S. in accounting from Mount St. Mary’s University and an M.B.A. in finance from American University.

Schedule I-3

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Georges Gemayel, Ph.D. Director	Georges Gemayel has served as a member of Supernus’ Board of Directors since 2015. From February 2011 to December 2012, Dr. Gemayel served as Executive Chairman of Syndexa Pharmaceuticals Corp., a privately held drug development company. Prior to that, in 2010, Dr. Gemayel served as Executive Chairman of FoldRx until its acquisition by Pfizer. From June 2008 until November 2009, Dr. Gemayel served as President and Chief Executive Officer of Altus Pharmaceuticals, a publicly traded pharmaceutical company. From 2003 to 2008, he was Executive Vice President at Genzyme Corporation where he was responsible for Genzyme’s global therapeutics, transplant, renal and biosurgery businesses. From 2000 to 2003, Dr. Gemayel was employed as Vice President National Specialty Care for Hoffmann La-Roche, responsible for its U.S. business for dermatology, oncology, transplantation, hepatitis and HIV. Dr. Gemayel joined Hoffmann-La Roche in 1988 and served in various positions of increasing responsibility over his tenure there. Dr. Gemayel received his doctorate in pharmacy from St. Joseph University in Beirut, Lebanon and his Ph.D. in Pharmacology from Paris-Sud University in Paris. France. Dr. Gemayel currently serves as Chairman of the board of directors of GlycoEra AG a privately held company, as well as serving as a director of Disc Medicine Inc., a publicly traded company, and of Flamingo Therapeutics, a privately held company. He was previously a director of Adolor Corporation, a publicly traded company, acquired by Cubist Pharmaceuticals. Inc., a director at Prosensa, acquired by Biomarin, a director at NPS, acquired by Shire, a director of Epitherapeutics, acquired by Gilead, a director of Raptor Pharmaceutical Corp., acquired by Horizon Pharma plc, the Chairman of Enterome Bioscience SA and Dimension Therapeutics, acquired by Ultragenyx, a director of Momenta Pharmaceuticals, a publicly traded company acquired by Johnson and Johnson, the Executive Chairman of Gemini Therapeutics, which merged with Disc Medicine Inc., the Chairman of Dynacure, which merged with Flamingo Therapeutics, and the Chairman of Vascular Magnetics and Oxthera AB, both privately owned companies. Dr. Gemayel’s substantial experience on the boards of directors of life science and healthcare companies and his over 25 years of experience in the pharmaceutical industry, including management and executive positions spanning the United States, Europe and the Middle East, qualify him to serve as a director.
Frederick M. Hudson Director
Frederick M. Hudson has served as a member of Supernus’ Board of Directors and chair of the Audit Committee since 2010. Mr. Hudson retired as a partner in the accounting firm of KPMG LLP in 2006 after a 37 year career with the firm. During Mr. Hudson’s career with KPMG, he was the partner in charge of the health care audit practice for the Washington — Baltimore business unit, and held leadership positions for serving the middle market practice and due diligence and mergers and acquisitions services. He was also a leader of the health care audit practice for the Mid-Atlantic area of KPMG, and served as national account lead partner and venture capital liaison partner. Mr. Hudson currently chairs the audit committee of the board of directors of scPharmaceuticals, Inc., a publicly traded pharmaceutical company. From 2014 to 2019, Mr. Hudson was on the board of directors of Aradigm Corporation, a publicly traded specialty

Schedule I-4

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
pharmaceutical company, and was also chair of the audit committee and a member of several other board committees. He is a director of GBMC Healthcare, Inc. and its affiliate, Greater Baltimore Medical Center, serving as chair of the board from 2019-2022, and previously as chair of the finance committee and audit committee. He was previously on the board of directors and the audit committee chair of Educate, Inc., Woodhaven Holding Corp., Vicor Technologies, Inc., and Paradigm Management Services LLC; and as a member of the board of directors and the compliance committee of Maxim Healthcare Services, Inc. Mr. Hudson received a B.S. in Accounting from Loyola University Maryland and is a Certified Public Accountant (retired). Mr. Hudson’s extensive accounting and health care audit experience qualify him to serve as a director.
Jack A. Khattar President, Chief Executive Officer and Director	Jack A. Khattar is the founder of Supernus and has served as its President, Chief Executive Officer and Secretary and a Director since 2005. From 1999 to 2005, Mr. Khattar served in various positions during that time as a board member, President and Chief Executive Officer of Shire Laboratories Inc., the drug delivery subsidiary of Shire plc. From 1999 to 2004, he also served as a member of Shire plc’s executive committee. Prior to that, Mr. Khattar served as an executive officer and the Chairman of the management committee at CIMA Labs Inc. (CIMA), a drug delivery company where he was also responsible for business development, corporate alliances and strategic planning. Prior to joining CIMA in 1995, Mr. Khattar held several marketing and business development positions at Merck & Co., Novartis, Playtex and Kodak in various locations, including the United States, Europe and the Middle East. Mr. Khattar currently serves on the boards of directors of Navitor Pharmaceuticals, LLC a privately-held development stage biotechnology company, and on the advisory board of New Rhein Healthcare, a private equity firm. Mr. Khattar also serves as Chairman of the board of directors of scPharmaceuticals and Cognition Therapeutics Inc., two publicly traded pharmaceutical companies. Mr. Khattar earned his degrees in Marketing with a BBA from American University of Beirut and an MBA from the Wharton School of the University of Pennsylvania. Mr. Khattar’s leadership, executive, managerial, business and pharmaceutical company experience, along with his more than 30 years of industry experience in the development and commercialization of pharmaceutical products and drug delivery technologies, qualify him to be a director.
Frank Mottola Senior Vice President of Quality, Chief Technical Operations Officer	Frank Mottola has served as Supernus’ Senior Vice President, Chief Technical Operations Officer since June 2025. Prior to that, Mr. Mottola was Senior Vice President of Quality, GMP Operations, Information Technology and Regulatory Affairs since March 2024 and Senior Vice President of Quality, GMP Operations and Information Technology since January 2020. Before 2020, Mr. Mottola was Vice President of Quality, GMP Operations and Information Technology from 2017 to 2020. From 2014 to 2017, he served as Vice President of Quality and GMP Operations. Mr. Mottola served as Director of Quality from 2005 to 2013. Prior to 2005, Mr. Mottola was the Director of Quality at Able Laboratories and previously held various positions at Ortho Clinical Diagnostics (a Johnson & Johnson

Schedule I-5

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
company). He has over 25 years of experience in the pharmaceutical industry and holds Bachelor of Science degrees in Biology and Business Administration from Rutgers University and Walden University, respectively.
Charles W. Newhall, III Chairman of the Board of Directors	Charles W. Newhall, III has served as a member of Supernus’ Board of Directors since 2005 and was elected to serve as Chairman of the Board in August 2016. In 1977, Mr. Newhall co-founded New Enterprise Associates (NEA), a venture capital firm that focuses on the medical and life sciences and information technology industries, from which he retired effective December 31, 2012. To date, Mr. Newhall has served as a director of over approximately 60 venture-backed companies. In 1986, he founded the Mid-Atlantic Venture Capital Association (MAVA) and served as its Chairman Emeritus. He served as an advisor to Greenspring Associates from 2012 to 2021. Before NEA, Mr. Newhall was a Vice President of T. Rowe Price. He served in Vietnam commanding an independent platoon including an initial reconnaissance of Hamburger Hill. His decorations include the Silver Star, Bronze Star V (1st OLC) and the Purple Heart. He earned an Honors Degree in English from the University of Pennsylvania and an MBA from Harvard Business School. Mr. Newhall’s substantial experience with companies in the healthcare sector and his venture capital, financial and business experience qualify him to serve as a director.
Jonathan Rubin, M.D. Senior Vice President, Chief Medical Officer Research & Development	Jonathan Rubin, M.D., has served as Supernus’ Senior Vice President, Chief Medical Officer, Research and Development since January 2021. Before joining Supernus in February 2020 as Senior Vice President, Clinical Research and Medical Affairs, Dr. Rubin was Chief Medical Officer of Atentiv, Inc. from May 2018 to February 2020 where he was responsible for clinical strategy and the design of clinical trials. From October 2017 to July 2018, Dr. Rubin was a clinical consultant to Chondrial Therapeutics, Inc. responsible for developing clinical strategy and trials for frataxin replacement therapy. From August 2013 to September 2017, Dr. Rubin was Chief Medical Officer of Alcobra, Inc. where he was responsible for oversight of the company’s clinical development, medical affairs, biometrics and pharmacovigilance, participated in the completion of two Phase III studies in ADHD and assisted with orphan drug and fast track designations for product candidates. From February 2007 to July 2013, Dr. Rubin was Medical Director of Clinical Development and Medical Affairs for Shire Pharmaceuticals where he supported the company’s ADHD portfolio and assisted with the design, execution and interpretation of Phase II, Phase IIIB and Phase IV studies, and from March 2011 to December 2011, he also served as Director, Scientific Licensing Assessment, identifying and evaluating business development opportunities in the neuropsychiatric therapeutic area including autism and ADHD. Prior to entering the biopharmaceutical industry, Dr. Rubin was in private practice as a developmental-behavioral pediatrician for 16 years. Before entering private practice, Dr. Rubin was a pediatric resident at Albert Einstein/Montefiore Hospital in the Bronx, New York and a fellow in ambulatory pediatrics at Boston’s Children Hospital. Dr. Rubin received his M.D. from the University of

Schedule I-6

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years; Citizenship (if not United States)
Connecticut School of Medicine, his Master of Business Administration from the Columbia School of Business and his Bachelor of Science in molecular biophysics and biochemistry from Yale University
Bethany L. Sensenig Director	Bethany L. Sensenig has served as a member of Supernus’ Board of Directors since August 2023. Ms. Sensenig is currently Chief Financial Officer and Head of Operations of Radius Health, Inc., a commercial stage company focused on osteoporosis and bone health, where her role is focused on corporate strategy, execution, and financial value creation. From January 2022 through July 2023, she was Chief Financial Officer and Interim Chief Executive Officer of 9 Meters Biopharma, a clinical-stage biotechnology company. 9 Meters Biopharma filed for bankruptcy in July 2023. Prior to that, Ms. Sensenig was Chief Financial Officer and Head of U.S. Operations of Minovia Therapeutics, Ltd., a clinical-stage cell therapy company, where she played a critical leadership role in building the company’s business and financing strategy. She spent 13 years at Biogen Inc., a multinational biotechnology company, where she held several positions of increasing responsibility, the latest of which was Vice President of Finance and Commercial Operations. Ms. Sensenig has played key roles in numerous transactions and acquisition-related deals totaling over $2 billion across Biogen and Minovia and had direct P&L accountability at Biogen for upwards of $1 billion in annual revenue across 30 countries spanning the U.S., Asia-Pacific, Latin America and Europe. Earlier in her career, Ms. Sensenig held financial management and analyst roles at Merck & Co. Inc. and Nexus Technologies, Inc. Ms. Sensenig holds a Bachelor of Science in Accounting and Business Management from Montreat College, a Master of Business Administration from Western Carolina University and is a Certified Management Accountant. Ms. Sensenig’s substantial business and strategic financial leadership experience in the pharmaceutical and biotechnology sectors qualify her to serve as a director.

Schedule I-7

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent by each holder or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:
Equiniti Trust Company, LLC
If delivering by mail:
Equiniti Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 525
Ridgefield Park, New Jersey 07660
If delivering by express mail, courier or any other expedited service:
Equiniti Trust Company, LLC
55 Challenger Road, Suite # 200
Ridgefield Park, New Jersey 07660
Attn: Reorganization Department
Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other materials may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
D.F. King & Co., Inc.
28 Liberty Street, 53rd Floor
New York, NY 10005
Shareholders
Call Toll Free: (877) 361-7972
Via Email: Sage@dfking.com
Banks and Brokers
Call: (212) 931-0828
Via Email: Sage@dfking.com

Schedule I-8